UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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CALERES, INC.
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CALERES

EST ✦ 1878

2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2025 Notice of Annual Meeting of Stockholders and Proxy Statement

Notice of Annual Meeting of Shareholders

8300 Maryland Avenue, St. Louis, Missouri 63105

DATE AND TIME Thursday, May 22, 2025 10:30 a.m., Central Time PLACE Caleres, Inc. 8300 Maryland Avenue St. Louis, Missouri 63105

MATTERS TO BE VOTED ON

1.  Election of eleven director nominees named in this proxy statement,

2.  Ratification of independent registered public accountants,

3.  Approval of the Company’s executive compensation, and

4.  Any other matters, if properly raised.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy via internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

REGISTERED

HOLDERS MAY VOTE

BY INTERNET

http://www.proxyvote.com

BY TOLL-FREE TELEPHONE

1-800-690-6903

BY MAILING A PROXY

CARD IF YOU HAVE

REQUESTED ONE

Mark, sign, date and return in the
postage-paid envelope provided

IN PERSON AT THE

ANNUAL MEETING OF

SHAREHOLDERS

BENEFICIAL HOLDERS

If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

THOMAS C. BURKE

Senior Vice President, General Counsel and Secretary

April 10, 2025

Welcome to Caleres

JAY W. SCHMIDT President and CEO	DIANE M. SULLIVAN Executive Chair

ª Our powerful brands, best-in-class capabilities, and value-driving structure position us exceptionally well to return to growth in 2025.

April 10, 2025

Dear Fellow Shareholders:

Fiscal 2024 was a year of both challenge and opportunity. We made several investments in our brands and capabilities that position us well for the future. We also maintained expense discipline while returning cash to shareholders through dividends and repurchases. The power of our brands, the focus and dedication of our talented team, and the magnitude of our structural financial transformation remain the pillars on which we will build our future success. Our progress in the year included:

ª	Building Footwear Brands: We gained market share in women’s fashion footwear in our Brand Portfolio segment with outperformance in Lead Brands, while delivering gross margin expansion and a 10.5% segment adjusted operating margin. We expanded into new categories and geographies. We also renewed our partnerships with Vince and Veronica Beard and, shortly after year-end, signed a shoe licensing deal with Favorite Daughter and entered into a definitive agreement to acquire Stuart Weitzman.

ª	Leadership with Kids and Family at Famous Footwear: We increased our market share in shoe chains as well as in Kids, and continued investing in our high-performing FLAIR store remodels. We grew our vertical brand penetration while adding new national brands, and we have even more brand additions planned for 2025.

ª	Investing in People and Capabilities: We added to the leadership of our company in several areas including brand management, merchandising, operations, and strategy. We also upgraded our financial and operating platform to support future growth and significantly expanded our presence internationally.

ª	Disciplined Financial Management: We generated approximately $105 million in cash flow from operations. During 2024, we made the difficult decision to restructure parts of our organization to better align with our strategic focus. And, finally, we returned approximately $74.7 million to shareholders through a combination of our long-standing dividend and share repurchases. We ended the year with a strong balance sheet and significant liquidity.

In short, we are proud of the Caleres team and the tremendous progress we have made across a wide range of strategic objectives. Our powerful brands, best-in-class capabilities, and value-driving structure position us exceptionally well to return to growth in 2025. Most of all, we would like to thank you for your ongoing interest and support. We look forward to many more successes in the years ahead.

We are using the internet to provide our 2025 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 10, 2025, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2024 Annual Report on Form 10-K. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2024 Annual Report on Form 10-K, which provides detailed information relating to our activities and operating performance, is available online at http://investor.caleres.com/financial-information/annual-reports. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management team, thank you again, and we look forward to seeing you at the meeting.

Yours truly,

DIANE M. SULLIVAN Executive Chair	JAY W. SCHMIDT President & Chief Executive Officer

2025 CALERES PROXY STATEMENT

Proxy Statement Summary

This summary highlights certain information relating to the items being voted on that can be found in greater detail elsewhere in this proxy statement.

For additional information about these topics, shareholders should read the entire proxy statement before voting.

2025 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME May 22, 2025 10:30 a.m., Central Time	LOCATION Caleres, Inc. 8300 Maryland Avenue St. Louis, Missouri 63105

On April 10, 2025, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K online, and we are commencing mailing these proxy materials to shareholders of record who requested paper copies.

VOTING MATTERS

Your vote is very important to us. Whether or not you plan to attend the 2025 annual meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.

Proposal 1 Election of Directors The Board recommends a vote FOR each nominee. Page 23	Proposal 2 Ratification of Ernst & Young LLP as the Company’s independent registered public accountants The Board recommends a vote FOR this proposal. Page 30	Proposal 3 Approval, by non-binding advisory vote, of the Company’s executive compensation The Board recommends a vote FOR this proposal. Page 64

2025 CALERES PROXY STATEMENT	1

Proxy Summary

FINANCIAL HIGHLIGHTS FOR 2024

Caleres delivered solid operational and financial performance in 2024. While sales and earnings declined, we made progress on a number of strategic initiatives that set the stage for future growth. Fueled by our Lead Brands – Sam Edelman, Allen Edmonds, Naturalizer and Vionic – our Brand Portfolio achieved strong annual adjusted operating earnings of $122 million and generated an exceptional 10.5% adjusted return on sales. At the same time, Famous Footwear leaned into its competitive advantages and leadership position with the Millennial family to increase market share in both shoe chains and in Kids, delivering $88 million in adjusted operating earnings and a 5.6% adjusted operating margin. Furthermore, we continued to maintain a strong balance sheet and financial flexibility. In addition, we continued to invest in value-driving organic growth opportunities while returning $75 million to shareholders through share repurchases and quarterly dividend payments. The structural changes we have made in recent years have transformed Caleres into a more agile, efficient, and profitable organization and have positioned us exceptionally well for the future. Here are a few financial highlights for 2024:

ª	Consolidated net sales decreased $94.6 million, or 3.4%, to $2,722.7 million in 2024, compared to $2,817.3 million last year. Net sales of our Famous Footwear segment decreased $52.9 million, or 3.3%, compared to 2023. Net sales of our Brand Portfolio segment decreased $44.9 million, or 3.5%, compared to 2023.

ª	Consolidated operating earnings decreased to $149.9 million in 2024, or 22.9%, compared to $194.5 million last year. The decrease was driven by lower net sales in 2024 and SG&A deleverage.
ª	On a GAAP basis, we reported consolidated net earnings attributable to Caleres, Inc. of $107.3 million, or earnings per diluted share of $3.09, compared to $171.4 million, or earnings per diluted share of $4.80, last year. On an adjusted basis, our net earnings were $114.6 million, or earnings per diluted share of $3.30, compared to $149.3 million, or earnings per diluted share of $4.18, last year.[1]

NET SALES $2,722.7M	GROSS PROFIT MARGIN $44.9%	EPS $3.30 adjusted diluted EPS

BRAND PORTFOLIO 45% of Caleres Net Sales	U.S. TOTAL FOOTWEAR MARKET SHARE 6.0% according to Circana, LLC, Retail Tracking Service	REPURCHASES AND DIVIDENDS $74.7M returned to shareholders through share repurchases and dividends

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

2

Proxy Summary

RESPONSIBLE BUSINESS

Across our portfolio of brands, we feel passionately that how we do business is as important as how much business we do. Our long-standing pledge to quality craftmanship includes creating sustainable and lasting value for all our stakeholders. What it really comes down to is caring—about people, ethics and integrity, our shared planet, and about healthy financial performance. Caring is so integral to our business that we champion it as one of our core company values. The Caleres story is most simply defined by the company’s mission: Inspire people to feel great...feet first.

ª

At Caleres, we care passionately about helping people feel great...feet first. That comfort arises from both our product portfolio and our five-star promise for delivering sustainability excellence: Caleres Cares...Feet First.

Fit means more than how great our shoes feel on your feet. Every bit as important is how well our brands align with our customers’ values.
Caleres creates sustainable value by governing and operating with integrity and transparency and by pursuing ambitious sustainability targets.
Curious, creative people working in an inclusive and empowering environment continue to propel our company forward.
We give back to people and communities in need, and work to advance the profession and professionals of footwear.
By holding our suppliers to high standards and taking part in industry and NGO initiatives, we help drive continuous improvement.

2025 CALERES PROXY STATEMENT	3

Proxy Summary

OUR BRANDS	$2.5M & 125K PAIRS donated to Soles4Souls and Ticket to Dream by Famous Footwear customers and Caleres.	23K+ PAIRS recrafted through Allen Edmonds, bringing shoes back to life through timeless craftsmanship.	4.7K+ PAIRS of preloved Sam Edelman shoes sold to over 3K unique buyers, advancing circular fashion & sustainability.

OUR PEOPLE	9.4K+ Caleres Associates globally	57K+ learning courses taken by Caleres Associates across a broad range of topics including developmental, technical, role based, and compliance training via our online learning platform.

SEVEN

“Caleidoscope” Community Resource Groups (CRG) established since 2022 to support our goals of fostering inclusion, leadership and belonging for Caleres Associates and allies across all levels of the organization.

OUR PARTNERS	31% of our strategic suppliers use wind or solar energy	96% of the leather purchased for our products was sourced from tanners certified “Gold” or “Silver” by the Leather Working Group OEKO-TEX® Leather Standard, or ICEC.	64% waste reduction achieved by strategic factories participating in the Footwear Factory Zero Waste program

OUR COMPANY	4TH YEAR consecutively being included on Newsweek’s America’s Most Responsible Companies list.	ONE PLANET STANDARD designates our products that meet our highest level of sustainability criteria.	95% of Caleres-owned products now contain at least one environmentally preferred material.

OUR COMMUNITIES	$765K+ raised for United Way by corporate Associates and the Caleres Cares Charitable Trust contribution.	2.1K+ volunteer hours logged by Caleres Associates.	$1.4M in grants, matching gifts, and other donations supported worthy organizations that help people live better lives.

4

Proxy Summary

DIRECTOR NOMINEES

In accordance with our restated certificate of incorporation and bylaws which provide that all directors will be elected for one-year terms, the board of directors has nominated eleven directors for election at the 2025 annual meeting, as outlined in the table below, for a one-year term expiring at the annual meeting of shareholders to be held in 2026.

NAME	Age | Director Since	Independent	Committee(s)

Lisa A. Flavin Senior Vice President, Chief Compliance and Transformation Officer, Emerson	60 | 2019	ª	Audit, Chair; Executive

Brenda C. Freeman Founder, Joyeux Advisory Group	60 | 2017	ª	Technology and Digital Commerce, Chair; Governance and Nominating

Kyle F. Gendreau CEO, Samsonite International S.A.	55 | 2024	ª	Audit; Culture, Compensation and People

Lori H. Greeley Chief Executive Officer, Serena & Lily	65 | 2015	ª	Culture, Compensation and People

Mahendra R. Gupta Geraldine J. and Robert L. Virgil Professor of Accounting, Olin School of Business	69 | 2011	ª	Audit

Ward M. Klein Former Executive Chairman, Edgewell Personal Care	69 | 2007	ª	Executive; Governance and Nominating, Chair

Steven W. Korn Former President & Chief Executive Officer, Radio Free Europe / Radio Liberty	71 | 2004	ª	Audit; Governance and Nominating

Molly Langenstein Former CEO, Chico’s FAS	61 | 2024	ª	Governance and Nominating; Technology and Digital Commerce

Wenda Harris Millard Former Vice Chairman, Media Link	70 | 2017	ª	Culture, Compensation and People, Chair; Executive

John W. Schmidt President and CEO, Caleres	64 | 2023		Executive

Bruce K. Thorn Former President and CEO, Big Lots, Inc.	58 | 2022	ª	Culture, Compensation and People; Technology and Digital Commerce

2025 CALERES PROXY STATEMENT	5

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests.

The board of directors has adopted and adheres to corporate governance practices that it believes represent sound practices, including the following:

BOARD COMPOSITION

ª Our board is declassified and all directors are elected annually.

ª Our board has an effective mix of skills, experience and perspectives.

ª Half of our directors are diverse: 50% of our directors are female and 18% are racially and ethnically diverse.

ª Our director tenure is balanced, with an average tenure of 9 years.
BOARD INDEPENDENCE	ª 10 out of the 12 members of the board of directors are independent. ª Our Executive Chair and CEO are the only management directors.	ª Our Audit, Governance and Nominating, Culture, Compensation & People, and Technology & Digital Commerce Committees are comprised solely of independent directors.

GOVERNANCE PRACTICES

ª We have a lead independent director with a clearly defined role who coordinates the activities of the other independent directors.

ª The independent directors meet regularly in executive session.

ª The board of directors and committees conduct annual self-evaluations.

ª We have a director resignation policy in the event an incumbent director does not receive a majority of votes cast.

ª We maintain a policy under which no director may be appointed if he or she is 72 or older or nominated for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, except in limited circumstances.

ª The Company does not have a poison pill in place.

ª Risk management is overseen by the full board of directors and designated committees.

6

Proxy Summary

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

The following table summarizes certain executive compensation practices that we have implemented to reward performance without encouraging inappropriate or excessive risk-taking and align executives’ interests with shareholders’ interests, as well as practices that we avoid because we do not believe they would serve the long-term interest of the shareholders.

What We Do	What We Don’t Do

ª The vast majority of pay is variable or “at risk”, i.e., performance-based or equity-based or both

ª We include challenging performance objectives in annual and long-term incentive awards that encourage value creation for shareholders

ª We cap annual incentive and long-term performance award payouts at 200% of target

ª We utilize an independent compensation consultant

ª We maintain significant stock ownership requirements (6x base salary for CEO)

ª We generally provide for three-year performance periods/vesting in long-term awards

ª We provide limited perquisites with reasonable business rationale

ª We regularly assess the risk-reward balance of our compensation programs

ª We include clawback provisions in our key compensation programs and our executive officers are subject to a compensation recovery policy in the event of certain misstatements

ª We prohibit hedging, pledging, or short sales of Company stock by directors and executive officers

ª No single trigger provisions for cash severance

ª We do not provide cash severance payments exceeding 2x salary and target annual incentive award (plus prorated bonus for year of termination, if earned)

ª We no longer provide change of control excise tax gross-ups to executive officers

ª We prohibit repricing or replacing underwater stock options or stock appreciation rights

2025 CALERES PROXY STATEMENT	7

Proxy Summary

DIRECTOR SKILLS & QUALIFICATIONS

EXPERIENCE OR SKILL	Lisa A. Flavin	Brenda C. Freeman	Kyle F. Gendreau	Lori H. Greeley	Mahendra R. Gupta	Ward M. Klein	Steven W. Korn	Molly Langenstein	Wenda Harris Millard	John W. Schmidt	Diane M. Sullivan	Bruce K. Thorn
Public Company CEO Experience			✦			✦		✦	✦	✦	✦	✦
Marketing & Branding		✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦
Footwear / Consumer Goods / Retail Industry		✦	✦	✦		✦		✦	✦	✦	✦	✦
Corporate Governance / Ethics	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦
Finance / Accounting	✦	✦	✦		✦	✦	✦	✦	✦	✦	✦	✦
Global Management & Business Perspective	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦
Supply Chain & Manufacturing	✦	✦	✦	✦		✦		✦		✦	✦	✦
Human Resources / Compensation	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦
Mergers & Acquisitions / Corporate Development	✦		✦			✦	✦	✦	✦	✦	✦	✦
Digital & Channel Connectivity		✦	✦	✦	✦	✦	✦	✦	✦	✦	✦	✦
Technology & Cybersecurity	✦	✦							✦

8

Proxy Summary

CURRENT BOARD DIVERSITY

GENDER

50%
Women

INDEPENDENCE

83%
Independent

INTERNATIONAL EXPERIENCE

100%
Global Management & Business Perspective

TENURE

0-5 Years	4
5-10 Years	4
11+ Years	4

9
Average Tenure

AGE DISTRIBUTION

55 Years Or Under	1
56-64 Years	6
65+ Years	5

64
Average Age

2025 CALERES PROXY STATEMENT	9

Corporate Governance

OUR PRINCIPLES AND GOVERNANCE GUIDELINES

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at http://caleres.com/investors/corporate-governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive; Audit; Culture, Compensation and People; Governance and Nominating; and Technology and Digital Commerce Committees are also available on our website at http://caleres.com/investors/corporate-governance. Information on our website shall not be deemed to constitute part of this proxy statement.

DIRECTOR INDEPENDENCE

Currently, of the 12 members of the board, 10 meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, John W. Schmidt and Diane M. Sullivan are directors and current Company employees, and not independent directors. The board has determined that each of the other members of the board is independent, namely Ms. Flavin, Ms. Freeman, Mr. Gendreau, Ms. Greeley, Dr. Gupta, Mr. Klein, Mr. Korn, Ms. Langenstein, Ms. Millard, and Mr. Thorn. With our board comprised of 10 independent directors out of 12, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, of having two-thirds of the directors be independent under the NYSE standards. Only independent directors serve on our Audit, Culture, Compensation and People, Governance and Nominating, and Technology and Digital Commerce Committees.

The non-management members of the board meet regularly without any members of management present. Mr. Klein, as the lead independent director, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place).

CODE OF ETHICS

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at http://caleres.com/investors/corporate-governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Caleres, 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@caleres.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing

10

Corporate Governance

matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

BOARD LEADERSHIP STRUCTURE

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of chair of the board, whether that person be our chief executive officer or not. Between 2014 and January 2023, we had been operating using the traditional U.S. board leadership structure, under which our then chief executive officer, Ms. Sullivan, also served as chair of the board. When Mr. Schmidt assumed the chief executive officer position in January 2023, we separated the roles of chair of the board and chief executive officer, with Ms. Sullivan becoming executive chair of the board at that time. Ms. Sullivan will be retiring from the board as of the annual meeting. It is the board’s intention that the positions of chair of the board and chief executive officer continue to be separate and it is further the board’s intention that upon the conclusion of the annual meeting Ward M. Klein, who currently serves as our lead independent director, will be elected as chair of the board.

The board thanks Ms. Sullivan for her long service to the Company and its shareholders, associates and business partners, her record of outstanding leadership and her numerous contributions to creating increased and lasting value for our shareholders.

At times when the positions of chair of the board and chief executive officer have been combined or when both positions are held by individuals who are not independent, the Company has maintained a lead independent director, who has the authority to: preside at executive sessions of the board and at other board meetings when the chair is not present, provide input to board agendas and materials provided for board meetings, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the chair, and retain advisors and counsel to report to the board. With Mr. Klein’s appointment as chair of the board, the board does not intend to appoint a lead independent director. We believe that this leadership structure, coupled with the other oversight functions delegated to various board committees comprised of independent directors, results in a governance structure that provides ample opportunity for effective oversight and risk management.

BOARD’S ROLE IN RISK OVERSIGHT

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our restated certificate of incorporation and our bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks including financial, operational, business, information technology and cybersecurity, reputational, managerial, environmental, social and governance matters and the formulation of plans to manage these risks or mitigate their effects.

The board is actively engaged in the oversight of the Company’s responsible business programs. In exercising its authority, the board recognizes that the long-term interests of our shareholders are best advanced when considering other stakeholders and interested parties, including customers, our associates, business partners, and the communities in which we live and work. The board receives updates from management on our overall responsible business programs and on particular topics of relevance throughout the year. Our Governance and Nominating Committee also aids the board in evaluating related topics by receiving reports from management and providing oversight and guidance on our responsible business-related strategies and plans. The Audit Committee and the Culture, Compensation and People Committee also consider the relevant oversight responsibilities of their respective committees in the context of our responsible business programs and provide the board with reports on those matters. In 2024 the Company was nationally recognized on Newsweek’s Most Responsible Companies list for the fourth consecutive year, ranking 18th in the consumer goods category. More detailed information about our responsible business commitments and programs can be found at https://www.caleres.com/about/responsible-business.

Our board is responsible for oversight of our cybersecurity program, aided by the Audit Committee. We employ a defense-in-depth cybersecurity strategy leveraging industry frameworks that feature a prioritized set of safeguards to mitigate the most prevalent cyber-attacks against our systems and networks; and incorporate people, process, and technology controls. We regularly engage with outside experts to assess our organizational security programs and periodically test and improve our information systems through security and risk and compliance reviews and user education campaigns and other strategies. We subscribe to various threat intelligence feeds and are active in the information security community. Our Chief Information Officer reports on the Company’s cybersecurity plans and strategies to the Audit Committee quarterly and to the board annually.

2025 CALERES PROXY STATEMENT	11

Corporate Governance

The board also manages risk through the oversight responsibilities of its committees. The Culture, Compensation and People Committee (with advice from its compensation advisors) reviews executive compensation programs; and in March 2025, management presented to the Culture, Compensation and People Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Culture, Compensation and People Committee reviewed management’s findings and agreed that risks related to compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s internal audit function reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel, Chief Financial Officer and Chief Accounting Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

SELECTION OF DIRECTORS

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge and also considers fulfilling a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our Corporate Governance Guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

The biographies of each of the nominees in the section “Proposal 1 — Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Other Matters — Shareholder Proposals for the 2026 Annual Meeting.”

12

Corporate Governance

BOARD MEETINGS AND COMMITTEES

Meetings

The board has the following five committees: Audit; Culture, Compensation and People; Executive; Governance and Nominating; and Technology and Digital Commerce. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2024 (“2024”). Each director is expected to attend the annual meeting and all of our directors then on the board attended the 2024 annual meeting. In addition, all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during his or her term. The following table shows the current board and committee membership.

Name	Board	Audit	Culture, Compensation, and People	Executive	Governance and Nominating	Technology and Digital Commerce
Current
Lisa A. Flavin	Member	Chair		Member
Brenda C. Freeman	Member				Member	Chair
Kyle F. Gendreau	Member	Member	Member
Lori H. Greeley	Member		Member
Mahendra R. Gupta	Member	Member
Ward M. Klein	Member			Member	Chair
Steven W. Korn	Member	Member			Member
Molly Langenstein	Member				Member	Member
Wenda Harris Millard	Member		Chair	Member
John W. Schmidt	Member			Member
Diane M. Sullivan	Chair			Chair
Bruce K. Thorn	Member		Member			Member
Number of 2024 Meetings	6	5	4	—	2	3

Board Nominees

2025 CALERES PROXY STATEMENT	13

Corporate Governance

AUDIT COMMITTEE
Chair Lisa A. Flavin Members Kyle F. Gendreau Mahendra R. Gupta Steven W. Korn 5 Meetings in 2024

Roles and Responsibilities

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements, the financial reporting process, and the system of internal accounting and financial controls; (b) the Company’s compliance with ethics policies and legal and regulatory requirements; (c) the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has determined, in its judgment, that Ms. Flavin, Mr. Gendreau, and Dr. Gupta qualify as “audit committee financial experts” and are independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

CULTURE, COMPENSATION AND PEOPLE COMMITTEE
Chair Wenda Harris Millard Members Kyle F. Gendreau Lori H. Greeley Bruce K. Thorn 4 Meetings in 2024

Roles and Responsibilities

The Culture, Compensation and People Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein. The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning cash incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews the design of our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee also reviews annual “Say on Pay” vote outcomes, shareholder input on our pay programs, and determines if any changes to compensation design are necessary.

The Committee meets a number of times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs along with a comparison to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for executive compensation. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations. Meridian provided no other services to the Committee during 2024. The Committee evaluated whether Meridian’s provision of services to the Committee during 2024 gave rise to a conflict of interest. In making this evaluation, the Committee considered the independence factors listed in Rule 10C-1(b)(4) of the Exchange Act of 1934 and determined that the provision of such services did not create a conflict of interest and that Meridian provided independent and objective advice to the Committee.

The board has determined, in its judgment, that the Committee is comprised solely of independent directors as defined in the NYSE listing standards.

14

Corporate Governance

EXECUTIVE COMMITTEE
Chair Diane M. Sullivan Members Lisa A. Flavin Ward M. Klein Wenda Harris Millard John W. Schmidt 0 Meetings in 2024

Roles and Responsibilities

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs that may lawfully be delegated to it by the board during the intervals between board meetings. However, certain categories of matters have been expressly reserved for consideration by the full board.

GOVERNANCE AND NOMINATING COMMITTEE
Chair Ward M. Klein Members Brenda C. Freeman Steven W. Korn Molly Langenstein 2 Meetings in 2024

Roles and Responsibilities

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards.

2025 CALERES PROXY STATEMENT	15

Corporate Governance

TECHNOLOGY AND DIGITAL COMMERCE
Chair Brenda C. Freeman Members Molly Langenstein Bruce K. Thorn 3 Meeting in 2024

Roles and Responsibilities

The Technology and Digital Commerce Committee was established in 2022 and its purpose is to assist the board in its oversight responsibilities of the role of technology, data, digital commerce and the Company’ ability to understand and connect with its consumers in executing its strategies, business plans and operational requirements. The Committee’s primary responsibilities are to provide management with guidance on the Company’s strategies and business model in the areas of technology, data management and security and consumer-centric capabilities; the integration of the Company’ technology architecture and applications with its operating plans and goals; and, the development of strategies and deployment of technology that support and drive digital commerce as a strategic differentiator. The Committee also assists the Company in understanding and reacting to emerging trends in digital commerce, consumer privacy, and technology generally and coordinates it efforts with other committees of the board in providing guidance on investments in technology, data and system management and reporting. The Technology and Digital Commerce Committee is comprised solely of independent directors.

RELATED PARTY TRANSACTIONS

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, and 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing and any entity in which they have a 10% or greater beneficial interest or in which they are an officer, general partner, principal or serve in a similar position. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2024, there were no material transactions required to be disclosed pursuant to SEC rules between the Company and its executive officers, directors, nominees, principal shareholders, their immediate family members, or entities controlled by them.

16

Corporate Governance

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC and the NYSE. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2024.

CULTURE, COMPENSATION AND PEOPLE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Committee for 2024 were those indicated in the table under the heading “Board Meetings and Committees.” No member of the Committee has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

2025 CALERES PROXY STATEMENT	17

Compensation of Non-Employee Directors

FISCAL 2024 DIRECTOR COMPENSATION

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For 2024, the following compensation guidelines were in effect for non-employee directors with cash retainers payable quarterly in arrears:

ª	$100,000 as an annual retainer;

ª	An additional $40,000 annual retainer for the lead independent director;

ª	An additional $30,000 annual retainer for the Chair of the Audit Committee;

ª	An additional $25,000 annual retainer for the Chair of the Culture, Compensation and People Committee;

ª	An additional $20,000 annual retainer for the Chair of the Governance and Nominating Committee;

ª	An additional $20,000 annual retainer for the Chair of the Technology and Digital Commerce Committee;

ª

An annual equity award with a target fair market value of $160,000, namely an award of either 4,564 shares of restricted stock or 4,564 restricted stock units (“RSUs”), at the director’s option, granted on June 3, 2024, and subject to a vesting requirement tied to the next annual meeting of shareholders;

ª	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

ª

Opportunity to participate in our deferred compensation plan for non-employee directors with deferred retainers invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment;

ª	Opportunity to participate in our Incentive and Stock Compensation Plan of 2022 (the “2022 Plan”) and receive shares of Company stock in lieu of cash retainers; and

ª	Opportunity to receive a discount of 30% in our retail stores (which is the same discount we offer to our associates and their families).

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. In setting compensation levels for non-employee directors, the Governance and Nominating Committee was provided with competitive market data for a peer group of companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at or near the median for the peer group.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to federally tax-exempt charitable organizations under Section 501(c)(3) of the Internal Revenue Code and located within the United States up to $20,000 per year per individual), and SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they receive any annual incentive plan awards or the long-term performance awards that have been developed for employees. A director who is an employee does not receive payment for service as a director.

18

Compensation of Non-Employee Directors

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during 2024.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
NAME	Cash Payment	Payment in Shares of Company Stock(2)	Deferred Payment(3)	Stock Awards(4)	All Other Compensation(5)	Total
Current
Lisa A. Flavin	130,000	—	—	160,013	—	290,013
Brenda C. Freeman	120,000	—	—	160,013	—	280,013
Kyle F. Gendreau	23,626			—		23,626
Lori H. Greeley	100,000	—	—	160,013	—	260,013
Mahendra R. Gupta	100,000	—	—	160,013	20,000	280,013
Carla C. Hendra	57,143	—	—	160,013	—	217,156
Ward M. Klein	160,000	—	—	160,013	—	320,013
Steven W. Korn	100,000	—	—	160,013	—	260,013
Molly Langenstein	—	23,626		—		23,626
Wenda Harris Millard	125,000	—	—	160,013	—	285,013
Bruce K. Thorn	100,000	—	—	160,013	—	260,013

(1)

This section includes the annual retainer for serving on the board and, as applicable, as the lead independent director and/or the chair of a committee during fiscal 2024. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election or year within a continuing term and the remaining payment being made in the next year. Retainers are payable in cash and/or shares of the Company’s stock pursuant to the 2022 Plan. Payments of retainers in cash are shown in the column “Cash Payment,” and payments of retainers in shares of the Company’s stock are shown in the column “Payment in Shares of Company Stock.”

(2)

The “Payment in Shares of Company Stock” column reflects the grant date fair value of directors’ retainers earned that were issued as Company stock in lieu of cash. For services rendered during 2024, Company shares issued under the 2022 Plan were as follows: Ms. Langenstein – 1,258 shares.

(3)

Retainers may be deferred at the election of the director each calendar year pursuant to the non-employee directors deferred compensation plan. Deferred retainers will be credited to the director’s account on a quarterly basis, with the number of PSUs equal to the number of shares of our stock having an equivalent fair market value (average of the high and low price of our stock) on the last trading day of the fiscal quarter when the cash compensation was earned. The director makes a payout election of the account in cash to commence immediately in a lump sum payout following termination of service as a director or in equal annual installments for five (5) years or ten (10) years following termination of service as a director.

(4)

The amounts in the “Stock Awards” column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash or stock on termination, or shares of our stock that are subject to a one-year vesting restriction based on service (restricted stock). Each of the non-employee director awards were issued as either 4,564 RSUs or shares of restricted stock, and the average of the high and low prices of the Company’s stock on the date of grant, which is used to determine the number of restricted shares or RSUs to which each director is entitled, was $35.06 on June 3, 2024. These awards were approved by the board on May 23, 2024. At February 1, 2025, our 2024 fiscal year-end, each of the following directors held 4,564 RSUs that were unvested: Ms. Flavin, Ms. Freeman, Ms. Greeley, Mr. Korn, and Ms. Harris Millard. Dr. Gupta, Mr. Klein, and Mr. Thorn held 4,564 shares of restricted stock that were unvested. Ms. Hendra forfeited 4,564 RSUs that were unvested due to retirement. Mr. Gendreau and Ms. Langenstein joined the Board in November, so did not receive equity awards in 2024.

(5)

The amounts in the “All Other Compensation” column reflect the Company’s match of charitable contributions for Dr. Gupta. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of the corporate aircraft for a director to attend a meeting of the board or committee or for Company-related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear, or the value of the discount on products purchased at our retail stores). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or RSUs. The number of restricted shares or RSUs is determined by dividing the target aggregate cash value for the grant (i.e., $160,000 for 2024) by the fair market value on a date shortly after the date of board approval. The restricted stock awards vest at the next annual meeting of shareholders and, commencing with the grant date, earn cash dividends. The RSUs are subject to a vesting requirement ending at the next annual meeting of shareholders, earn dividend equivalent units, and are payable in cash or stock on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award) based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock and are automatically re-invested in additional RSUs as of the payment date for the dividend.

2025 CALERES PROXY STATEMENT	19

Compensation of Non-Employee Directors

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Non-employee directors are eligible to participate in a deferred compensation plan with deferred amounts valued as if invested in our common stock through the use of PSUs.

Under the plan, we credit each participating director’s account with the number of PSUs that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the average of the high and low prices of our stock on the last trading day of the fiscal quarter when the cash compensation was earned.

Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2022

Our non-employee directors are eligible to participate in the 2022 Plan, which allows the participating director to receive retainers in shares of the Company’s stock in lieu of cash, with the number of shares issuable as determined based on the average of the high and low prices of our stock on the last trading day of the fiscal quarter. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the 2022 Plan.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and to better align the interests of non-employee directors with shareholders. For 2024, the guidelines provided that all non-employee directors hold shares of our stock or stock equivalents with a value at least equal to five times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the later of the adoption of the guidelines or the director’s commencement of board service. All of the directors who were required to do so met the guidelines as of the end of 2024.

20

Stock Ownership by Executive Directors,

Officers and 5% Shareholders

The following table shows the amount of our common stock beneficially owned as of the record date, except as noted below, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 27, 2025 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 26, 2025 (60 days after March 27, 2025). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock Beneficially Owned
NAME	Number of Shares(1)	Exercisable Options	Total	% of Shares Outstanding	Director Share Units(2)
Non-Employee Directors
Lisa A. Flavin	—	—	—	*	43,669
Brenda C. Freeman	6,958	—	6,958	*	45,603
Kyle Gendreau	5,000	—	5,000	*	—
Lori H. Greeley	10,000	—	10,000	*	63,880
Mahendra R. Gupta	27,009	—	27,009	*	81,449
Ward M. Klein	84,975	—	84,975	*	45,063
Steven W. Korn	18,498	—	18,498	*	124,691
Molly Langenstein	1,258	—	1,258	*	—
Wenda Harris Millard	34,377	—	34,377	*	17,503
Bruce K. Thorn	12,320	—	12,320	*	5,372
Named Executive Officers (NEOs)
John W. Schmidt	454,196	—	454,196	1.3	—
Jack P. Calandra	68,185	—	68,185	*	—
Diane M. Sullivan	222,917	—	222,917	*	—
Michael R. Edwards	123,563	—	123,563	*	—
Daniel R. Friedman	84,606	—	84,606	*	—
Current Directors and Executive Officers as a group (19 persons)	1,387,425	—	1,387,425	4.1	427,230
5% Shareholders
BlackRock, Inc. and related persons(3)	5,807,713	—	5,807,713	17.3	—
T. Rowe Price Investment Management, Inc.(4)	2,171,459		2,171,459	9.6
The Vanguard Group, Inc. and related persons(5)	3,133,902	—	3,133,902	8.8	—
Principal Global Investors, LLC(6)	1,834,898	—	1,834,898	5.2	—
Dimensional Fund Advisors LP(7)	1,921,024	—	1,921,024	5.4	—

*	Represents less than 1% of the outstanding shares of stock.

(1)

Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Schmidt 271,256, Mr. Calandra 57,755, Ms. Sullivan 63,614, Mr. Edwards

2025 CALERES PROXY STATEMENT	21

Stock Ownership by Executive Directors, Officers and 5% Shareholders

47,930, and Mr. Friedman 29,658 shares; and Current Directors and Executive Officers as a group 542,111 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, as follows: Mr. Schmidt 5,816, Mr. Calandra 140, Ms. Sullivan 11,050, Mr. Edwards 3,667, Mr. Friedman 7,123 shares; and Current Directors and Executive Officers as a group 42,954 shares. The Company is not aware that any of the shares held by individuals have been pledged, and the Company’s insider trading policy prohibits the Company’s directors and executive officers from pledging Company securities or purchasing any financial instruments designed to hedge or offset any change in the market value of the Company’s securities.

(2)

Share units for directors, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 27, 2025, and are either vested or will be vested by May 26, 2025 (60 days after March 27, 2025). The share units are ultimately paid in cash or stock, and have no voting rights.

(3)

Based on its Schedule 13G amendment filing with the SEC on February 5, 2025, BlackRock, Inc. possessed sole power to vote 5,738,523 shares and sole power to dispose of 5,807,713 shares. BlackRock, Inc. is a holding company that beneficially owns shares held by the 12 subsidiaries identified therein. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10055.

(4)

Based on its Schedule 13G filing with the SEC on October 7, 2024, T. Rowe Price Investment Management, Inc. possessed the sole power to vote 2,171,459 shares and sole power to dispose of 2,171,459 shares. T. Rowe Price Investment Management, Inc. is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. T. Row Price Investment Management, Inc.’s business address is 101 E. Pratt Street, Baltimore, MD 21201

(5)

Based on its Schedule 13G amendment filing with the SEC on February 13, 2024, The Vanguard Group, Inc. possessed shared power to vote 22,229 shares, sole power to dispose of 3,080,997 shares, and shared power to dispose of 52,905 shares. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group, Inc.’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

Based on its Schedule 13G amendment filed November 13, 2024, Principal Global Investors, LLC possessed shared power to vote 1,834,898 shares and shared power to dispose of 1,834,898 shares. Principal Global Investors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Principal Global Investors, LLC’s business address is 801 Grand Avenue, Des Moines, IA 50392.

(7)

Based on its Schedule 13G filing with the SEC on February 9, 2024, Dimensional Fund Advisors LP possessed sole power to vote 1,880,811 shares and sole power to dispose of 1,921,024 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Dimensional Fund Advisors LP’s business address is 6300 Bee Cave Road, Building One, Austin, TX 78746.

22

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL ONE

Election of Directors

STRUCTURE OF THE BOARD

At the Company’s 2020 annual meeting of shareholders, the shareholders approved an amendment to our restated certificate of incorporation to declassify our board (a structure that had been in place since 1954). As a result, each director nominee stands for election annually for one (1) year terms. In each case, directors will hold office until their successors are elected and qualified, or until their earlier death, resignation or removal.

We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and generally precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, unless the board determines that it is in the best interests of shareholders to retain the services of a director beyond his or her retirement age who is then serving as the chair of a committee of the board.

With Ms. Sullivan’s retirement immediately prior to the annual meeting, the size of the board will automatically be reduced from twelve to eleven directors. Your board has nominated for election as directors at the annual meeting eleven (11) individuals: Lisa A. Flavin, Brenda C. Freeman, Kyle F. Gendreau, Lori H. Greeley, Mahendra R. Gupta, Ward M. Klein, Steven W. Korn, Molly Langenstein, Wenda Harris Millard, John W. Schmidt and Bruce K. Thorn, each for a one-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

ª Your Board of Directors recommends a vote “FOR” each of these nominees.

2025 CALERES PROXY STATEMENT	23

Election of Directors

NOMINEES FOR A ONE-YEAR TERM THAT WILL EXPIRE IN 2026

Lisa A. Flavin

INDEPENDENT

AGE: 60 **DIRECTOR SINCE:** 2019

Board Committees: Audit (Chair), Executive

Other Public Company Boards: None

Experience:

Since May, 2023 Ms. Flavin has been Senior Vice President, Chief Compliance and Transformation Officer of Emerson, a global technology and software company helping customers with innovative solutions to optimize operations, protect personnel, reduce emissions, and achieve their sustainability goals. Ms. Flavin leads Emerson’s worldwide audit activities, enterprise risk management and compliance functions and the company’s enterprise-wide approach to functional transformation. Prior to that, since March, 2021 Ms. Flavin was Senior Vice President and Chief Compliance Officer and was appointed to Emerson’s Office of the Chief Executive, helping develop and guide the company’s global business strategies. Her prior roles at Emerson included, since 2011, Chief Compliance Officer and Vice President, Audit and before then, Vice President, Audit (including leading the acquisition due diligence function from 2000 to 2011) and Director, Financial Audit from 1998 to 2000. Prior to joining Emerson, Ms. Flavin was Chief Financial Officer for the U.S. operations of Huls Corporation from 1995 to 1998. Ms. Flavin, who is also a CPA, spent 8 years in various audit roles at Ernst and Young, LLP. Ms. Flavin serves on the board of directors of BJC Healthcare (where she is chair of the audit committee). She is also on the executive committee of the Conference Board’s Council of Chief Audit Executives.

Qualifications:

Ms. Flavin’s deep expertise in corporate accounting, finance, compliance functions, integrated operations, M&A and corporate strategy will enhance the Board’s oversight of the Company’s financial reporting, governance, risk management and corporate strategy.

Brenda C. Freeman

INDEPENDENT

AGE: 60 **DIRECTOR SINCE:** 2017

Board Committees: Governance and Nominating; Technology and Digital Commerce (Chair)

Other Public Company Boards: Avnet, Inc. (2018 – present); Blue Apron, Inc. (2020 – present) and WM Technology (2021 – present)

Experience:

Ms. Freeman is currently the founder of Joyeux Advisory Group, which provides comprehensive consulting services for brand marketing and development. In addition to her work through Joyeux, since January 2022, Ms. Freeman is also currently serving as Chief Brand Officer at Wunderkind, an international one-to-one marketing agency. From February 2020 until February 2021, Ms. Freeman was the Chief Executive Officer of Arteza, an e-commerce, direct-to-consumer start up that markets and sells art supplies in the $45 billion arts and crafts industry. From June 2019 until February 2020, Ms. Freeman was the founder and principal of the digital marketing firm, Joyeux Marketing Group. From 2016 through June 2019 Ms. Freeman held senior management roles at Magic Leap, Inc., a technology start-up that develops novel human computing interfaces and software on the leading edge of wearable technology and virtual and augmented reality applications, including most recently as Senior Advisor, Special Projects and, before that, Chief Marketing Officer. From 2015 – 2016, Ms. Freeman was the Executive Vice President – Chief Marketing Officer of National Geographic Channels and from 2014 – 2015 she was the Global Head of Television Marketing for DreamWorks Animation. Prior to that, Ms. Freeman was the Chief Marketing Officer – Cartoon Network/ Adult Swim divisions of Turner Broadcasting from 2008 – 2014. From 2002 through 2008, Ms. Freeman served in a variety of senior marketing roles with increasing executive responsibility at Viacom including Senior Vice President, Nickelodeon Integrated Marketing and Partnerships, Vice President, VH1 Consumer Marketing Group and Vice President, Affiliate Marketing, Entertainment Group. Ms. Freeman also serves on the global advisory board of Savannah College of Art and Design.

Qualifications:

Ms. Freeman’s comprehensive background in all marketing disciplines and deep knowledge of consumer behaviors and trends coupled with her emphasis on leading consumer technologies will enhance the Board’s role in overseeing the Company’s technology, marketing and overall consumer engagement strategies.

24

Election of Directors

Kyle F. Gendreau

INDEPENDENT

AGE: 55 **DIRECTOR SINCE:** 2024

Board Committees: Audit; Culture, Compensation and People

Other Public Company Boards: Samsonite International S.A. (2011- Present)

Experience:

Since 2018, Kyle Gendreau has been chief executive officer and executive director of Samsonite International S.A., a leader in the global lifestyle bag industry and the world’s largest travel luggage company. Under his leadership, Samsonite has driven growth through consumer-centric channel diversification, global expansion, and by acquiring and investing in a portfolio of brands. From 2009 until his appointment as chief executive officer in 2018, he served as the company’s chief financial officer, where he was instrumental in implementation of the company’s strategic plan, the integration of the Tumi acquisition, and the listing of Samsonite on the Hong Kong stock exchange. From 2007 until 2009, he was Vice President, Corporate Finance, Assistant Treasurer. Previously, Mr. Gendreau held various leadership roles in finance and accounting at Zoots Corporation, Specialty Catalog Corporation, and Coopers & Lybrand. Mr. Gendreau holds a bachelor’s degree in business administration from Stonehill College and is a Certified Public Accountant, having worked at Coopers & Lybrand (now PwC) from 1991-1996.

Qualifications:

Mr. Gendreau’s extensive experience in global strategy, operational management, and financial leadership makes him a strong contributor to the Board. As CEO of a publicly traded, multinational consumer goods corporation, he has demonstrated expertise in driving growth through channel diversification, brand expansion, and sustainability initiatives. His financial acumen, honed during his tenure as CFO and through the successful integration of a major acquisition and IPO listing, strengthens the Board’s oversight of corporate finance, public company accounting and strategic planning. Additionally, his deep understanding of global operations and sourcing enhances the Board’s ability to manage risk and ensure long-term organizational resilience.

Lori H. Greeley

INDEPENDENT

AGE: 65 **DIRECTOR SINCE:** 2015

Board Committees: Culture, Compensation and People

Other Public Company Boards: None

Experience:

Ms. Greeley is currently Chief Executive Officer at Serena & Lily, a retailer of furniture and home decor. Prior to that she served as Chief Executive Officer of Frederick’s of Hollywood, a well-known retailer of women’s’ lingerie in the United States, where she was charged with, among other things, overseeing the company through its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2015. From January 2007 until April 2013, she was Chief Executive Officer of Victoria’s Secret Stores, the leading specialty retailer of women’s intimate apparel, other apparel, fragrances and cosmetics. Beginning in 1993, she held a number of executive level merchandising and management roles at Victoria’s Secret Stores, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley is active with Bucknell University, including serving as a member of the Freeman College of Management Advisory Board, and as a speaker for the University’s Institute for Leadership and Technology program.

Qualifications:

Ms. Greeley has spent her entire career in the fashion and retailing businesses. Her strong skills in merchandising, marketing, operations and leadership, coupled with her intense knowledge of the Company’s core consumer and extensive relevant industry experience, enhances the Board’s role in overseeing the development of the Company’s strategic direction.

2025 CALERES PROXY STATEMENT	25

Election of Directors

Mahendra R. Gupta

INDEPENDENT

AGE: 69 **DIRECTOR SINCE:** 2011

Board Committees: Audit

Other Public Company Boards: Certain mutual funds of Credit Suisse Asset Management (2017 - Present); ENDI Corp (April 2022 – Present)

Experience:

Dr. Gupta is currently the Geraldine J. and Robert L. Virgil Professor of Accounting and Management at the Olin Business School at Washington University in St. Louis. From July 2005 through June 2016, he served as the Dean of the Olin Business School at Washington University in St. Louis. From 2003 to July 2005, he served as the Senior Associate Dean of the Olin Business School. He has served on the Olin Business School faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. Dr. Gupta’s research has been published in leading academic journals, and he is a frequent speaker at research workshops and conferences worldwide. He also has been appointed a Trustee and Chair of the Audit Committee of Credit Suisse Funds, and a Director and a member of the audit committee of First Bank and ENDI Corp. Dr. Gupta also serves on the not-for-profit boards of directors of the Foundation for Barnes Jewish Hospitals, Barnes Jewish Hospitals, and the Oasis Institute.

Qualifications:

Dr. Gupta’s extensive academic credential and education, which includes a Ph.D. in accounting from Stanford University, and his oversight of the financial management of the Olin Business School enhance his contribution to the Board, and in particular to the Audit Committee.

Ward M. Klein

INDEPENDENT

AGE: 69 **DIRECTOR SINCE:** 2007

Board Committees: Executive; Governance and Nominating (Chair)

Other Public Company Boards: None

Experience:

From July 2015 until July 2016, Mr. Klein was the Executive Chairman of Edgewell Personal Care Company, formerly the Personal Care division of Energizer Holdings, Inc. Prior to that, Mr. Klein was a director of Energizer Holdings, Inc., and served as Chief Executive Officer of Energizer Holdings, Inc., a position he held between 2005 and 2015. Prior to that, he served as President and Chief Operating Officer from 2004 to 2005 and as President, International from 2002 to 2004, having first joined Energizer in 1986. Currently, Mr. Klein serves as Vice Chairman of the Board of the Missouri Botanical Garden. Mr. Klein is the past Chairman of the Board and currently a director of BJC Healthcare, one of the largest non-profit healthcare providers in the United States. Mr. Klein also served on the Board of the Federal Reserve Bank of St. Louis from 2008 through 2013, including as Chairman of the Board from 2012 through 2013. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein served in leadership positions at St. Louis Civic Progress, including as its President from 2011 to 2013 and as its Chairman from 2013 through 2015.

Qualifications:

Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company, with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Masters degree in management from the Kellogg Graduate School of Management at Northwestern University with concentrations in marketing, finance and accounting. Additionally, his service as Chairman of the Board of BJC Healthcare, Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide important leadership experience for the Board’s governance, strategy and oversight roles.

26

Election of Directors

Steven W. Korn

INDEPENDENT

AGE: 71 **DIRECTOR SINCE:** 2004

Board Committees: Audit; Governance and Nominating

Other Public Company Boards: None

Experience:

From June 2011 until January 2013, Mr. Korn served as the President and Chief Executive Officer of Radio Free Europe/Radio Liberty, Inc. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues.

Qualifications:

Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.

Molly Langenstein

INDEPENDENT

AGE: 61 **DIRECTOR SINCE:** 2024

Board Committees: Governance and Nominating Committee; Technology and Digital Commerce

Other Public Company Boards: Upbound Group (2024 – Present)

Experience:

Ms. Langenstein is a high-level strategist and retail industry veteran with an exceptional record of revitalizing sales and improving profitability. Most recently, Langenstein served as the Chief Executive Officer and President and a member of the board of directors of Chico’s FAS, from 2020 until Chico’s was acquired in January 2024. During her time at Chico’s, where she was also President, Apparel Group from 2019 to 2020, Ms. Langenstein returned the company to growth and profitability with a customer-led, product-focused, and digital-first strategy focused on operational excellence. Before joining Chico’s, from 1994 to 2019, Ms. Langenstein spent nearly three decades at Macy’s, Inc. (and predecessor companies). Beginning as a buyer and holding positions of increasing responsibility, she held numerous executive positions in ready-to-wear and private brands at Macy’s and Bloomingdale’s. Ms. Langenstein received her bachelor’s degree in fashion merchandising from Kent State University. She also serves on the board of Upbound Group, an omni-channel consumer financing company.

Qualifications:

Ms. Langenstein’s extensive experience in retail and merchandising, combined with her strategic acumen, provides the Board with valuable expertise in driving growth and profitability. Her leadership in implementing customer-centric, digital-first strategies, coupled with her operational expertise, strengthens the Board’s oversight of the Company’s strategic direction and initiatives. Additionally, her governance experience as a former public company CEO and board member equips her to contribute meaningfully to matters of corporate governance, risk management, and organizational effectiveness.

2025 CALERES PROXY STATEMENT	27

Election of Directors

Wenda Harris Millard

INDEPENDENT

AGE: 70 **DIRECTOR SINCE:** 2017

Board Committees: Culture, Compensation and People (Chair)

Other Public Company Boards: None

Experience:

Ms. Millard is currently an independent marketing consultant. Ms. Millard is former Vice Chairman of MediaLink (2009-2023). Prior to that, Ms. Millard was Co-CEO and President of Martha Stewart Living Omnimedia from July 2007 through April 2009, where she oversaw the company’s media businesses and development of cross-platform marketing programs. From October 2001 through April 2007, Ms. Millard was the Chief Sales Officer at Yahoo! where she pioneered brand advertising on the internet. From December 2000 to October 2001, she was Chief Internet Officer at Ziff Davis, LLC and from July 1996 to December 2000, Ms. Millard was a founding member of the executive team at DoubleClick, serving as its Executive Vice President. Prior to that, Ms. Millard was also Senior Vice President and Publisher of Family Circle and Executive Vice President and Group-Publisher for Adweek, Mediaweek and Brandweek magazines. Ms. Millard serves on the boards of the Charleston Literary Festival, Wings for Kids and several start-up technology companies.

Qualifications:

Ms. Millard’s lengthy career in internet and digital brand building, sales and marketing and in strategic direction and execution will add to the Board’s oversight of the Company’s strategies in technology, marketing, and overall execution.

Board Committees: Executive

Other Public Company Boards: None

Experience:

President and Chief Executive Officer of the Company since January 15, 2023. Prior to that, in December 2020, Mr. Schmidt was named President and assumed responsibility for consumer and brand strategy for the entire Caleres portfolio. Mr. Schmidt joined the Company in 2008 as Senior Vice President/General Manager Better and Image Brands, became President—Contemporary Fashion in 2010, and President—Brand Portfolio in 2015. Prior to joining the company, Mr. Schmidt spent 10 years with Nine West Group in several executive positions of increasing responsibility and prior to that was in key merchandising and sales roles with Lord & Taylor, May Merchandising Corporation and Macy’s. Mr. Schmidt serves on the Board of Directors of the Accessories Council.

Qualifications:

Mr. Schmidt brings over 15 years of senior management experience at the Company, as well as extensive merchandising, portfolio management, sales and brand marketing experience in the footwear industry to our Board. As our President and Chief Executive Officer he is uniquely positioned to provide direct line-of-sight perspective on all areas of the Company’s operations, financial performance, strategies, culture and talent and stakeholder engagement.

28

Election of Directors

Bruce K. Thorn

INDEPENDENT

AGE: 58 **DIRECTOR SINCE:** 2022

Board Committees: Culture, Compensation and People; Technology and Digital Commerce

Other Public Company Boards: None

Experience:

Mr. Thorn is the former President, Chief Executive Officer and member of the board of directors of Big Lots, Inc., from 2018 until February 2025. Big Lots, Inc. was a nationwide retailer of furniture and other home accessories that operated an owned e-commerce site and over 1,400 retail stores in the United States prior to its Chapter 11 bankruptcy filing in September 2024. Prior to joining Big Lots, Inc., from 2017 to 2018, Mr. Thorn was President and Chief Operating Officer of Tailored Brands, Inc., a portfolio company encompassing Men’s Wearhouse, Jos. A. Banks, Joseph Abboud, and Moores, among other brands, and before that he was Executive Vice President and Chief Operating Officer of Tailored Brands, Inc., formerly known as Men’s Wearhouse, from 2015 to 2017. Prior to that, from 2007 to 2015, Mr. Thorn served in a number of executive roles with increasing responsibility at PetSmart, ultimately serving as Executive Vice President, Store Operations, Services and Supply Chain. Before joining PetSmart, Mr. Thorn worked in a variety of sales, operations and marketing positions with increasing responsibility, first at Cintas Corporation from 1995 to 2000, then at Gap, Inc. from 2000 to 2002 and at LESCO, Inc. from 2002 until 2007. Mr. Thorn is a graduate of the United States Military Academy at West Point where he earned a degree in mechanical engineering, and following graduation served as an airborne ranger qualified Captain in the U.S. Army’s 3-325 Airborne Battalion Combat Team. Mr. Thorn also holds an MBA from the University of Cincinnati. Mr. Thorn also serves on the board of the Nationwide Children’s Hospital, America’s largest pediatric hospital, and on the board of advisors of Children of Fallen Patriots.

Qualifications:

In his former role as the CEO of a national, public retail company and through his many years of senior management and leadership roles with major national consumer and retail brands, Mr. Thorn brings a depth of skills and understanding of the retail, consumer products and apparel industries that will enhance the Board’s oversight in the areas of management development, strategy, planning, execution, operations, retail real estate, digital e-commerce and direct to consumer sales and distribution, and finance.

2025 CALERES PROXY STATEMENT	29

PROPOSAL TWO

Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants

RATIFICATION OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“EY”) as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending January 31, 2026, and believes that EY’s engagement is in the best interest of the Company and its shareholders. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of EY, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of EY will have an opportunity to, but have informed us that they do not plan to, make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

ª	The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During 2024 and 2023, EY was our independent registered public accountants and charged fees for services rendered to us as follows:

SERVICE FEES	2024	2023
Audit Fees(1)	$2,434,751	$1,811,944
Audit-Related Fees	—	—
Tax Fees(2)	148,844	151,680
All Other Fees	—	—
Total	$2,583,595	$1,963,624

(1)	Audit fees in 2024 included fees associated with the implementation of a new enterprise resource planning system.

(2)	The tax services in 2024 and 2023 included tax compliance (including preparation and/or review of tax returns), tax planning and tax consultation, including assistance with tax audits.

30

Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

In 2024, all of the audit and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC, whether the services are consistent with the SEC’s rules on auditor independence, and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings, and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board and is comprised of only independent directors. The Audit Committee is also responsible for the appointment, compensation and oversight of the independent registered public accountants. The committee also oversees the process for the negotiation of the independent registered public accountants’ fees. Management is primarily responsible for the consolidated financial statements and reporting processes, including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee, including critical audit matters identified by the independent registered public accountants, under auditing standards generally accepted in the United States and the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and Commission.

The Company’s independent registered public accountants also provided to the committee the written disclosures and letter required by applicable standards of the PCAOB regarding the independent registered public accountants’ communications with the committee concerning independence, and the committee discussed with the independent registered public accountants that firm’s independence, among other things. The committee considered whether the performance by EY of non-audit services, including tax services, was compatible with their independence.

The committee is also actively engaged in the selection of the lead audit partner on EY’s engagement and assures rotation of the lead audit partner as required by law. In connection with the appointment of the lead audit partner, the committee conducted a rigorous assessment of EY’s capabilities and expertise, service levels, qualifications, appropriateness of fees and independence and tenure as the Company’s auditor in determining whether to seek additional competitive bids.

EY has served as the Company’s independent auditors since 1917. In performing its annual review of whether to retain EY, the committee considered the benefits of a long-tenured auditor including a higher quality of audit given EY’s institutional knowledge and deep expertise concerning the Company’s operations and business, competitiveness of EY’s fees given that familiarity with the Company’s business and the time commitment, cost and management distractions that on-boarding new independent auditors would entail.

2025 CALERES PROXY STATEMENT	31

Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended February 1, 2025 for filing with the SEC. The committee believes it is in the Company’s best interests to retain EY as the Company’s independent registered public accountants for 2025.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, except in certain circumstances, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee

Lisa A. Flavin, Chair

Kyle F. Gendreau

Mahendra R. Gupta

Steven W. Korn

32

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our 2024 Named Executive Officers (“NEOs”), who are identified below.

ª	John W. Schmidt, President and Chief Executive Officer

ª	Jack P. Calandra, Senior Vice President, Chief Financial Officer

ª	Diane M. Sullivan, Executive Chair

ª	Michael R. Edwards, Division President—Famous Footwear

ª	Daniel R. Friedman, Chief Sourcing & Supply Chain Officer

EXECUTIVE SUMMARY

Executive Compensation Objectives and Philosophy

The Committee oversees the design, development and implementation of our executive compensation program. The objectives and philosophy of our executive compensation program is to (a) attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, (b) encourage and reward superior performance with opportunities for additional compensation aligned with long-term shareholder outcomes, and (c) facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value. The Committee determines the compensation of our executives in the first quarter of each year, considering the performance of the individual executives, the Company’s consolidated financial results and, where appropriate, the financial results of individual business units during the prior year. References to years in this CD&A refer to fiscal years.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through the following compensation elements:

ª	A fair and competitive base salary that is reflective of the depth and scope of accountability and the complexity of each executive officer’s individual responsibilities.

ª

An annual incentive plan award opportunity payable in cash in connection with achieving short-term annual performance goals consistent with our strategic objectives and the goals of our business units.

ª

Long-term incentive performance awards that are payable in cash, stock or a combination of cash and stock, are subject to the achievement of performance metrics over a three-year performance period, and reward the long-term performance and value creation of our executives.

ª

Restricted stock or stock option awards with long-term time-based vesting that promote the retention of our valued executive talent, encourage long-term share ownership and align our executives’ interests with our shareholders’ interests.

2024 Performance

Caleres delivered strong operational and financial performance in 2024. While sales and earnings declined, we made progress on a number of strategic initiatives that set the stage for future growth. The Brand Portfolio, powered by Lead Brands, — Sam Edelman, Allen Edmonds, Naturalizer and Vionic – achieved strong annual adjusted operating earnings at $128 million and generated an exceptional 10.5% adjusted return on sales. At the same time, Famous Footwear leaned into its competitive advantages and leadership position with the Millennial family to increase market share in shoe chains and in Kids and delivered $88 million in adjusted operating earnings and a 5.6% adjusted operating margin. We ended the year with borrowings $219.5 million. We continued to invest in value-driving organic growth opportunities while returning $74.7 million to shareholders through share repurchases and quarterly dividend payments. The structural changes we have made in recent years have transformed

2025 CALERES PROXY STATEMENT	33

Compensation Discussion and Analysis

Caleres into a more agile, efficient, and profitable organization and have positioned us exceptionally well for the future. The following are a few highlights of our financial results for 2024:

ª

Consolidated net sales decreased $94.6 million, or 3.4%, to $2,722.7 million in 2024, compared to $2,817.3 million last year. Net sales of our Famous Footwear segment decreased $52.9 million, or 3.3%, compared to 2023. Net sales of our Brand Portfolio segment decreased $44.9 million, or 3.5%, compared to 2023.

ª	Consolidated operating earnings decreased to $149.9 million, or 22.9%, in 2024, compared to $194.5 million last year. The decrease was driven by lower net sales in 2024 and SG&A deleverage.

ª

On a GAAP basis, we reported consolidated net earnings attributable to Caleres, Inc. of $107.3 million, or earnings per diluted share of $3.09 compared to $171.4 million, or earnings per diluted share of $4.80, last year. On an adjusted basis, our net earnings were $114.6 million, or earnings of $3.30 per diluted share, compared to $149.3 million, or $4.18 per diluted share last year.[1]

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

Summary of 2024 Compensation Decisions

Based on the Company’s 2023 performance and outlook for 2024 and in keeping with the compensation philosophy described above, the Committee approved the actions set forth below with respect to 2024 compensation:

ª

Adjusting Mr. Schmidt’s compensation by increasing his base salary to $1.15 million, increasing his target annual incentive award to 135% of base salary, and granting him a long-term incentive award for the 2024-2026 performance period with a target value of $3.0 million and an award of restricted stock that vests 50% after two years and 50% after 3 years with a grant date fair value of $2.25 million.

ª

No base salary increases were made for the other NEOs. In accordance with her employment contract effective as of January 15, 2023, Ms. Sullivan’s base salary decreased from $800,000 in 2023 to $500,000 in 2024.

ª	Generally holding flat on our annual incentive target percentage opportunity for executives, except for increasing Mr. Friedman’s target annual incentive award opportunity to 75%.

ª

Subjecting the payouts under the annual incentive plan awards and the long-term performance awards to challenging performance criteria, such as growth in EPS, Net Sales, Operating Earnings, Return on Invested Capital, and individual Executive Strategic Initiatives.

ª	Structuring annual incentive plan awards so that payouts are dependent on total Company performance.

ª	Providing long-term incentive programs that reward strong performance and encourage value creation for shareholders while also fostering retention of our executives.

ª	Granting awards of restricted stock with long-term vesting periods to retain talent and recognize individual performance.

ª	Using an appropriate peer group for comparative purposes in determining compensation design practices and pay levels, reflecting our size, industry and competitors for talent.

ª	Maintaining competitive stock ownership guidelines for executives.

For a detailed discussion of the 2024 compensation elements and the Committee’s decision-making process, please see the section below entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2024?”

Say on Pay

The Company believes that it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the executive compensation paid to our NEOs and will continue to consider the outcome of the votes when making future compensation decisions for NEOs. The Company currently holds such a vote every year, consistent with the preference expressed by a majority of our shareholders. In 2024, the shareholders overwhelmingly approved the Company’s executive compensation Say on Pay with 94% of votes cast in support. Consequently, the Company’s 2025 compensation policies and decisions are consistent with the policies and decision-making criteria used last year. Please see the section below entitled “Executive Compensation Program — What are the compensation levels for 2025?” for additional information regarding the compensation decisions made this year.

34

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION PROGRAM

What are the objectives of our executive compensation program?

The principal objectives of our executive compensation program are to maintain and motivate a strong talent pool by:

ª	Rewarding accountable and superior performance without encouraging inappropriate or excessive risk taking.

ª	Aligning executives’ interests with long-term shareholders’ interests.

ª	Attracting, retaining and motivating talented executive leadership through programs that consider, but are not determined by, market practice.

What are the key elements of our 2024 executive compensation program?

The key elements for our NEOs’ 2024 compensation as set by the Committee in the first quarter of 2024, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement with the related table and/or discussion identified in the right-hand column below.

COMPENSATION ELEMENT	Primary Purpose	Key Features	Cross-Reference to Other Compensation Tables

Base Salary*	Fixed level of cash compensation for performing executive responsibilities.

To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.

Summary Compensation Table

Annual Incentive Plan Award*	Reward both short-term financial performance and operating performance of individual business units consistent with strategic objectives.

Target cash award opportunity based on a percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted Operating Earnings is required, and the maximum payout opportunity is 200% of the target cash award value (subject to the Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Business Conduct.

Summary Compensation Table and Grants of Plan-Based Awards Table

Long-Term Performance Award*	Encourage continued high level, long-term performance and retention of talent.

Performance awards payable in cash and/or shares using pre-established metrics and a range of potential payout opportunities based on a three-year performance and vesting period, consisting of three separate annual performance periods and a cumulative performance period based on achievement of individual objectives. Minimum Adjusted EPS for each performance period is required, and maximum payout opportunity is 200% of the target award (s) granted. Subject to clawback in the case of restatement due to malfeasance.

Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with graded vesting (typically 50% after 2 years and the remaining 50% after 3 years) based on service.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.

Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan for select employees, opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan and participation in a non-qualified 401(k) restorative benefits plan.

Summary Compensation Table and Retirement Plans - Pension Benefits Table and Non-Qualified Deferred Compensation Table

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Compensation Discussion and Analysis

Does the Committee use a compensation consultant?

The Committee has retained Meridian Compensation Partners LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. Among other matters, Meridian advises the Committee regarding:

ª	Executive compensation practices and trends.

ª	Best practices regarding short-term and long-term incentive plan design.

ª	The appropriate mix and amounts for compensation elements to achieve Company objectives.

ª	Shareholder perspectives and concerns related to executive compensation and Say on Pay recommendations.

ª	Selecting the appropriate peer group and development of peer group program design and pay level data.

ª	Compensation market values as a result of a detailed market study for key senior executives.

ª	Technical developments and regulatory requirements impacting executive pay.

What is the role of management in determining compensation?

Our Chief Executive Officer assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Senior Vice President, Chief Human Resources Officer. The Chief Executive Officer’s recommended levels for base salary, annual incentive plan target awards, long-term performance awards and equity grants are provided to the Committee. In addition, the Chief Executive Officer provides his or her perspective on the relative performance and contributions of the other NEOs to the Committee.

Based on our business plan and prior year performance, management develops the performance metrics, plan goals, and range of performance and payout levels to be used for our annual incentive plan awards and long-term performance awards and provides this information to the Committee for its review and approval. Both our Chief Executive Officer and Senior Vice President, Chief Human Resources Officer are present at the Committee’s first meeting of each year to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee. The Committee discusses these recommendations with the Chief Executive Officer and also meets in executive session. The Committee generally gives considerable weight to management’s recommendations but exercises its independent discretion to accept, reject or modify these recommendations.

Who evaluates the Chief Executive Officer’s performance?

Our Governance and Nominating Committee is responsible for evaluating our Chief Executive Officer’s performance and utilizes a formal evaluation process administered by the Senior Vice President, Chief Human Resources Officer. This performance appraisal considers the Chief Executive Officer’s performance in the areas of organizational leadership, financial results, and governance and includes a survey of all members of the board. When evaluating the Chief Executive Officer’s performance, the Governance and Nominating Committee meets in executive session without management present although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Committee reviews and determines the Chief Executive Officer’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs at its March meeting each year when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews the overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation with most information provided by the Company’s Senior Vice President, Chief Human Resources Officer. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultant and utilizes other published compensation data. In connection with the March meeting of each year, management furnishes to the Committee suggested compensation for each of the NEOs. Historical information, including with respect to salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership for the NEOs is also provided. Peer group median data and the range of recommended compensation from the peer group median are also provided.

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Compensation Discussion and Analysis

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

ª

For each NEO: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; internal pay relativity; long-term career goals; impact on the organization now and in the future, and, if applicable, anticipated retirement.

ª

For the NEOs as a group: internal pay equity among the executive group with each NEO to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long term performance-based incentives, and with a greater percentage of compensation being at risk as scope of responsibilities increase.

ª

Peer group data at the median level compared to the current market value of each key element and the total package value (as described below). The Committee commissions an annual, comprehensive market study which also includes our relative performance compared to peers on a variety of metrics.

ª	Prior year Company financial performance and current stock price.

ª

Number of shares available for grant under our incentive plan, a calculation of the current run rate for equity grants and the total “overhang” based on outstanding awards and dilution that would result from proposed awards.

ª	The Company’s strategic direction and financial position, current year budget and projections.

ª	Potential risk of the proposed award program.

ª	Succession planning.

ª	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

ª	The need to retain the Company’s key employees.

ª	Our Chief Executive Officer’s recommendations and performance ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority for these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that is aligned with our business objectives and provide the right performance incentives.

For performance-based compensation elements, such as our annual incentive plan awards and long-term performance awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts.

Although the Committee considers the performance goal levels within management’s operating plan, its focus in reviewing recommendations for annual incentive plan awards and long-term performance awards is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans and in the best interests of shareholders.

How does the Company manage risk through its compensation program?

We believe that our compensation program discourages our employees, including our executives, from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

ª	Provides a mix of fixed compensation (e.g., salary) versus variable or “at risk” compensation, as well as cash versus equity incentives.

ª	Strikes a balance between the use of short-term incentives and longer-term incentives, each with appropriate performance metrics.

ª	Aligns executive management’s interests with those of our shareholders.

ª	Uses incentives that are consistent with our short-term and longer-term strategic initiatives and that incorporate caps on payouts (generally 200% of target).

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Compensation Discussion and Analysis

ª	Uses multi-year performance vesting with respect to long-term performance awards and multi-year time vesting, which requires long-term commitment on the part of our executives.

ª	Contains forfeiture provisions that apply if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct.

ª	Grants to the Committee the right to exercise negative discretion to reduce annual incentive award payouts and long-term performance award payouts based on the quality of the Company’s earnings.

ª

Includes a compensation recoupment policy in accordance with New York Stock Exchange requirements that requires repayment of executive compensation in the event of a restatement and also includes a clawback provision in long-term performance awards as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award.

ª	Includes executive stock ownership guidelines.

How did the Committee set the NEOs’ compensation for 2024?

Overview. To develop compensation packages for the NEOs for 2024, the Committee considered current and long-term compensation and used a market valuation analysis to review those elements that it reviews annually, namely the base salary, annual incentive plan award, long-term performance award, and equity awards.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group is consistent with our objectives. To the extent the Committee considered peer group data when setting 2024 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2024 Compensation Analysis. The Committee used competitive market data to enable comparison with peer group data and to assess relative compensation levels among key executives. The total target compensation level (which includes base salary at the approved annual level and the market value of other elements) for the Company’s NEOs was slightly below market median.

Compensation Mix in 2024. Based on the target market valuations used by the Committee and the key compensation elements set forth in the preceding table, the following charts show percentage allocations for Mr. Schmidt, our President and Chief Executive Officer, and the average of the NEOs at 2024 year-end, based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (annual incentive plan awards, long-term performance awards and equity awards). This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed, with base salary representing no more than 32%, on average, of the assumed total target compensation opportunity for any NEO.

Base Salary. In March 2024, the Committee decided not to increase the base salaries of our NEOs. The overall average annual increase to base salaries throughout the Company in 2024 was 3%.

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Compensation Discussion and Analysis

Annual Incentive Plan Award. The annual incentive plan award is based upon a percentage of base salary. Based upon peer data presented to the Committee, the Committee determined that the annual incentive plan target award percentages for the NEOs were generally consistent with the peer median percentage of salary.

In general, the Company has a consolidated plan for functional areas that are not directly revenue producing and plans for revenue producing divisions or business units. For all plans, we use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. The Committee included a forfeiture condition, which provides that the annual incentive award will be forfeitable if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct. In addition, the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

Consolidated Plan

For the consolidated plan, the Committee used Adjusted Operating Earnings (“Adjusted OE”) (which is defined as operating earnings, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. The Committee uses Adjusted Operating Earnings because the Committee believes it is a key performance measure our executives most directly influence and monitor and it is closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognizes that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric for the consolidated plan is Net Sales which acts as an inflator or deflator. This secondary metric was selected because it is a commonly used metric for profitability and shareholder returns.

The consolidated plan includes a minimum level of achievement for Adjusted OE and the acceleration or deceleration based on Net Sales. The following table provides information about the range of performance levels for the annual incentive plan awards for the NEOs in the consolidated plan approved by the Committee in March 2024:

Annual Consolidated Incentive Plan for 2024(1)

	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	Award Payout Percentage Net Sales
			$2,726	$2,869 (Plan Goal)	$3,013
Minimum Adjusted OE Performance	$191.0	93%	50%	65%	80%
Adjusted OE to Receive 100% Payout	$204.6	100%	90%	100%	125%
Adjusted OE to Receive Maximum Payout	$230.5	113%	200%	200%	200%
Actual 2024 Adjusted OE(2)	$157.0	77%	—	—	—

(1)	Applicable to Messrs. Schmidt and Calandra.

(2)

In March 2025, management presented its calculation of 2024 Adjusted OE ($157 million) and Net Sales ($2,722.7 million). Based upon these calculations the Committee determined that the 2024 Annual Consolidated Incentive Plan payout was at 0%, and resulting division incentive plan payouts were at 0%.

Division Plans

For the revenue producing units’ plans, the Committee approved using Adjusted OE as the primary metric. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the business units’ core operating results should be excluded for purposes of determining compensation. The second metric for the divisional plans is Net Sales. The Committee views the combination of operating earnings and net sales as meaningful measures of the divisions’ contributions to the Company’s overall performance and sustained profitability. To ensure further alignment between individual revenue producing units and the Company, the annual incentive payout for division presidents is weighted 60% for the applicable division’s performance and 40% for the Company’s consolidated performance. The divisional plans include a minimum level of achievement on Adjusted OE and the acceleration or deceleration based on Net Sales in order to pay out.

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Compensation Discussion and Analysis

Annual Famous Footwear Incentive Plan for 2024(1)

			Award Payout Percentage if Net Sales is:

	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	$1,544.7 (95% of Plan Goal)	$1,626.0 (Plan Goal)	$1,734.0 More (106.6% or More of Plan Goal)
Minimum Adjusted OE Performance	$120.0	93%	50%	65%	80%
Adjusted OE to Receive 100% Payout	$129.0	100%	90%	100%	120%
Adjusted OE to Receive Maximum Payout	$151.0	117%	200%	200%	200%
Actual 2024 Adjusted OE(2)	$87.7	68%	—	—	—

(1)	Applicable to Mr. Edwards.

(2)	In March 2025, management presented its calculation of Adjusted OE ($87.7 million) and Net Sales ($1,556.5 million).

Annual Sourcing Incentive Plan for 2024(1)

			Award Payout Percentage if Net Sales is:

	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	$982.0 (95% of Plan Goal)	$1,034.0 (Plan Goal)	$1,210.0 More (117% or More of Plan Goal)
Minimum Adjusted OE Performance	$130.0	94%	50%	65%	80%
Adjusted OE to Receive 100% Payout	$139.0	100%	90%	100%	120%
Adjusted OE to Receive Maximum Payout	$163.0	117%	200%	200%	200%
Actual 2024 Adjusted OE(2)	$113.0	81%	—	—	—

(1)	Applicable to Mr. Friedman.

(2)	In March 2025, management presented its calculation of Adjusted OE ($113.0 million) and Net Sales ($979.6 million).

Discretionary Bonus. The Committee retains discretion to award bonuses to reward unique performance and to recognize specific individual achievement and contributions to the success of the Company. The Committee did not award any such bonuses to any of the NEOs for 2024.

Long-Term Compensation.

Process for Determining Long-Term Compensation. In March 2024, the Committee determined the target value of Mr. Schmidt’s 2024 long-term compensation would be allocated 57% to long-term performance awards and 43% to restricted stock awards. This determination was made by considering peer group market data, Mr. Schmidt’s experience, expertise and Company performance. The Committee determined that the target value of the long-term compensation of the NEOs other than Mr. Schmidt would be allocated approximately 50% to long-term performance awards and 50% to restricted stock awards.

The Committee set target long-term compensation levels for the other NEOs as a percentage of Mr. Schmidt’s target level with consideration given to external market data for these roles and to achieving internal pay equity among this group.

Long-Term Performance Award. In March 2024, the Committee approved the design of a long-term incentive plan (“LTIP”) for 2024-2026. Under that design, the Committee determined that the target value of the LTIP awards for each NEO would be payable in stock up to target achievement and cash above target achievement, in order to conserve shares available for future awards under the 2022 Plan. The awards granted to each NEO would be subject to satisfying the Committee-approved performance metric (i.e., Adjusted Consolidated EPS) with Return on Invested Capital (“ ROIC”) acting as an award modifier for each of the periods of fiscal 2024, 2025, and 2026. The Committee believes the ROIC metric over the performance period is appropriate to ensure management remains focused on growth strategies and Adjusted EPS is the appropriate metric to focus on sustained profitability.

The Committee believes the relative difficulty of achieving the performance levels above target represents a significant stretch in performance for the NEOs and as such should yield commensurate financial rewards. The plan is divided into four (4) distinct measurement periods, three (3) based on annual financial performance and one period based on individual achievement of

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Compensation Discussion and Analysis

strategic initiatives over the cumulative period of the award. If any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three-year period, assuming the service period is met. To receive payment under the LTIP, NEOs must be employed by the Company at the time of payout. The value of each measurement period is equal to 25% for each annual financial period and 25% for the cumulative period based on achievement of individual strategic initiatives.

The threshold payout opportunity was set at 30% and the maximum opportunity at 200%. This reflects the practices of our peer group and provides a robust incentive to our executives in keeping with the challenging long-term financial objectives set by the Committee. The Committee approved a payout range if the Company’s Adjusted EPS performance was within an approximate range of 90% to 106% of the established goal for Adjusted EPS for each performance period, in recognition of the difficulty of forecasting long-term. Depending on ROIC performance, the payout rate could be adjusted up or down by 10%, but in no instance greater than 200% of target. If achieved performance is less than 90% of the established target goal for Adjusted EPS, the NEOs would receive no payout under the performance awards. The Company uses interpolation to determine the exact payout percentage. As a result, there are multiple combinations of the metrics that could result in payment of the maximum award.

A three-year performance period was used so that the NEOs would have overlapping performance awards (i.e., a new performance period starts at the beginning of our fiscal year). Additionally, this long-term award serves to attract, retain, and motivate our executives to build shareholder value over the life of the award and provides retentive value over the term of the award.

The awards also include a claw-back provision as a risk mitigator, providing that the Committee may require that any recipient of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retains the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

Restricted Stock Awards. In March 2024, we granted restricted stock awards to our NEOs with service-based graded vesting, 50% at year 2 and 50% at year 3. The Committee determined that grant levels for the NEOs (other than the Chief Executive Officer) are on average, approximately 22% of the Chief Executive Officer’s grant level. The Committee based the amount of equity awards granted on a 60-day average share price rather than the current share price at the time of grant because the Committee believes this mitigates the fluctuation in the Company’s share price. The Committee approved restricted stock grants for the NEOs in 2024 in amounts that had a current market value that was approximately equal to 50% of the total long-term compensation opportunity granted. Prior to vesting, the holder of restricted stock receives dividends on those shares and has voting rights.

No stock options were awarded to NEOs in 2024.

Individual Awards. From time to time the Committee exercises its discretion to grant incentive awards to individual NEOs for the achievement of certain goals or to reward outstanding performance. No such awards were granted in 2024.

Was there a payout on the 2022 long-term performance awards, which had a performance period ending with 2024?

Yes. The 2022 long-term performance awards, which had a performance period of 2022 to 2024, used annual Adjusted EPS as the primary metric and Net Sales as the secondary metric. The cumulative component of the award was set as individual strategic initiatives of our NEOs for the three-year performance period. As described above, if any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three-year period, assuming the service period is met, and the value of each measurement period is equal to 25% for each annual period and 25% for the cumulative period. For this performance award, the plan paid out at a total weighted percent of 110% with the 2022 period achieving 200% of target, the 2023 period achieving 114.0% of target, the 2024 period achieving 26% of target and the cumulative period achieving an overall rating of 100.0% of target.

The following tables show the Threshold, Target and Maximum Adjusted EPS goals and the Net Sales amounts that act as modifiers for this award for each financial performance period. This plan was approved in March 2022, with the financial targets set for each of the performance periods.

The NEOs’ cumulative strategic initiatives were set in 2022 and varied by NEO, but were directed towards those operational, financial and strategic actions that would ensure the Company’s earning power and growth. At the conclusion of the three-year performance period, Mr. Schmidt determined the degree to which the initiatives were achieved based upon self-assessments performed by each NEO and actual results, which for this award included significant margin expansion and a structural change

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Compensation Discussion and Analysis

in the earnings power of the Company resulting in two consecutive years of record earnings for the Company in 2022 and 2023.

2022 Performance Measurement
		EPS		Net Sales	Award Modifier
Maximum	200%		$4.70	2,900.0	135%
Target	100%		$3.85	2,750.0	100%
Threshold	30%		$3.00	2,650.0	85%
	0%	<$	3.00
Actual			$4.52	2,968.1	200%

2023 Performance Measurement
		EPS		Net Sales	Award Modifier
Maximum	200%		$4.90	3,000.0	135%
Target	100%		$4.00	2,850.0	100%
Threshold	30%		$3.15	2,750.0	85%
	0%	<$	3.15
Actual			$4.18	2,817.3	114%

2024 Performance Measurement
		EPS		Net Sales	Award Modifier
Maximum	200%		$5.15	3,050.0	135%
Target	100%		$4.30	2,900.0	100%
Threshold	30%		$3.30	2,800.0	85%
	0%	<$	3.30
Actual			$3.30	2,722.7	26%

How does the Company provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan. We offer a broad-based tax-qualified defined benefit pension plan (the “Pension Plan”). Our hourly associates earn a pension benefit using a flat dollar rate and years of service ($40 per month x years of service, up to 30 total years). For all salaried associates, Pension Plan benefits were frozen on December 31, 2018, with future retirement benefits to be earned through a 401(k) plan, unless the salaried associates met certain grandfathering criteria on December 31, 2018. Salaried associates who were participants in the Pension Plan and were at least age 55 with 10 years of service, or age 60 with 5 years of service as of December 31, 2018, are considered grandfathered. Grandfathered associates continue to earn benefits under the Pension Plan formula in effect prior to December 31, 2018. Of our NEOs, Ms. Sullivan, Mr. Schmidt, and Mr. Friedman are grandfathered.

Supplemental Executive Retirement Plan. Ms. Sullivan and Messrs. Schmidt and Friedman are grandfathered participants in our Supplemental Executive Retirement Program (“SERP”), a plan with a limited number of participants. The SERP has two separate benefit components. The Executive portion of the SERP (“Executive SERP”) applies to Ms. Sullivan and the Restorative portion of the Plan applies to Messrs. Schmidt and Friedman. The Executive SERP provides an enhanced benefit and is frozen. The SERP is a non-qualified retirement plan that allows the participant to receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused and have particular significance for the SERP because it is an unfunded

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Compensation Discussion and Analysis

plan. For the SERP, the change-in-control provision results in enhanced retirement benefits. For further details on the SERP, see the discussion under “Executive Compensation — Retirement Plans — Supplemental Executive Retirement Plan (SERP)” below.

401(k) Savings Plan. All of our salaried associates are eligible to participate in the Caleres, Inc. 401(k) Plan, and we consider this to be a basic benefit. The Company partially matches salaried associates contributions up to 50% of 6% of associates’ contributions; provides a core contribution of 1.5% of salary and a discretionary profit-sharing contribution of up to 2% of salary. Matching contributions, core contributions and profit-sharing contributions are not available to the associate until termination or retirement, as long as they achieved vesting. Grandfathered participants in the Pension Plan are eligible to receive the matching and profit-sharing contributions, but not the core contribution. All of our hourly associates are eligible to participate in the Caleres, Inc. Hourly 401(k) Savings plan starting in 2024. There is no Company match, core, or profit-sharing contributions for this Plan.

Caleres, Inc. Nonqualified Restoration Plan. This non-qualified retirement plan is provided for certain key executives designated by the Committee as a retention benefit for that executive talent. Under the plan, participants receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the limitations in the Internal Revenue Code for tax-qualified defined contribution Caleres, Inc. 401(k) Plan. The plan has a three-year vesting requirement which supports the retention objective of our program. All of our NEOs, with the exception of Ms. Sullivan, participate in this plan. Under the plan, the Company credits each participant with a discretionary amount based on lost 401(k) matching due to income limitations. To qualify for this credit to a deferred compensation account, the participant must maximize their 401(k) contributions in the year. The plan essentially operates as an unfunded, tax-deferred personal savings account. For further details on the Caleres, Inc. Nonqualified Restoration Plan, see the “All Other Compensation” column in the Summary Compensation Table and the Non-Qualified Deferred Compensation Table.

Deferred Compensation Plan. The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and up to 100% of annual incentive plan awards. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of a termination not related to a change of control, the NEO will receive payment of the current year’s annual incentive plan award based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive plan award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits.

The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. For certain executives with legacy agreements, a modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination that are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

The principal purpose of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented so that the executives can guide the Company through the completion of the transaction or still serve the Company should the transaction not be completed.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

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Compensation Discussion and Analysis

Which perquisites do the NEOs receive?
Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 6 to that table. The perquisites provided to our NEOs and which are not otherwise available to all employees are described below:

ª
Personal Use of the Company Plane:
Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our Chief Executive Officer. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service, without any gross-up
for taxes.

ª
Financial and Tax Planning Services:
Our President and Chief Executive Officer and Executive Chair are reimbursed up to $30,000, our Chief Financial Officer is reimbursed up to $20,000 and all other NEOs and certain other executives are reimbursed up to $8,000, for financial planning and tax assistance services to ensure accurate reporting of equity award compensation and to develop a plan to comply with stock ownership guidelines.

ª
Club Membership:
Certain of our NEOs are provided with club memberships to provide access to private facilities for business purposes. Total personal usage may not exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata
assessment of membership dues.

ª
Relocation:
We provide relocation assistance to associates who are required to move to join the Company or are requested to move by the Company. All relocated associates receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels.

Which market or peer group data was used to evaluate compensation?
Each year, the Committee has directed its independent compensation consultant to prepare a market study with peer group information, reflecting selective job-by-job
comparative market data to a peer group. We consider our peers to include primarily public footwear, fashion and retail businesses of similar size and net sales with which the Company competes for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis) and, for particular positions within the comparator companies, whether there was an appropriate position for comparison.
At the Committee’s request, Meridian prepared a market study to be used in the consideration of 2024 compensation for the NEOs. The peer group used for the 2024 study was proposed by Meridian and reviewed by management. The 2024 peer group for comparison purposes included 28 similarly sized footwear and retail companies (median sales of $3.135 billion, median market capitalization of $2.838 billion, and median of 11,900 employees). The peer group used by the Committee for compensation decisions for 2024 is set forth below:

Abercrombie & Fitch Academy Sports and Outdoors, Inc. American Eagle Outfitters, Inc. Carter’s, Inc. Chicos FAS, Inc. Columbia Sportwear Company Crocs, Inc. Deckers Outdoor Corp. Dillards, Inc.	Designer Brands, Inc. Foot Locker, Inc. Fossil Group, Inc. G-III Apparel Group, Ltd. Genesco Inc. Guess, Inc. Hanesbrands, Inc. Hibbett, Inc. Kontoor Brands, Inc.	Oxford Industries, Inc. Steve Madden, Ltd. Shoe Carnival, Inc. Skechers USA, Inc. Tapestry, Inc. The Buckle, Inc. The Children’s Place, Inc. Under Armour, Inc. Urban Outfitters, Inc. Wolverine World Wide, Inc.
Does the Company have an insider trading policy?
Yes. We have adopted our Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and associates and certain other designated persons, such as contractors or consultants who have access to material non-public information, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards applicable to us.

44

Compensation Discussion and Analysis

Does the Company have an anti-hedging policy?
Yes. The Company prohibits the Company’s directors and executive officers from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Company’s policy also discourages all other employees from entering into hedging transactions related to the Company’s stock.
Does the Company have other anti-pledging policies?
Yes. The Company’s Insider Trading Policy specifies that the Company’s directors and executive officers should not place Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
Do we have stock ownership requirements for our NEOs?
Yes. The Committee has implemented stock ownership guidelines for certain executives, including our NEOs. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

POSITION	Individual	Guideline Requirement
President and Chief Executive Officer	John W. Schmidt	6 x base salary
Executive Chair	Diane M. Sullivan	2 x base salary
SVP, Chief Financial Officer	Jack P. Calandra	3 x base salary
Division President - Famous Footwear	Michael R. Edwards	3 x base salary
Chief Sourcing & Supply Chain Officer	Daniel R. Friedman	2 x base salary
The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Each of the NEOs subject to the minimum ownership guidelines was in compliance for 2024.
What is the Committee’s practice for making equity grants?
The Committee grants equity awards primarily as part of its annual compensation review process. The Committee approved a practice for establishing the grant date for equity awards. Under this practice, the Committee makes annual awards of equity during the first quarter of each fiscal year, normally in advance of, or shortly after, the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the CEO (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be made with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results.
Similarly, if the Committee, the board of directors or the CEO (as appropriate) makes special awards for new hires, retention, promotions and special recognition during an “open window” trading period then the effective grant date will be the date of the grant. But, if the Committee, the board of directors or the CEO (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date. During 2024, the Committee did not take material non-public information into account when determining the timing and terms of equity awards, and we did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual bonus awards. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, our CEOs have historically chosen not to rely on that authorization and instead have presented all recommended equity awards to the Committee, including new hires and promotions. Our incentive and stock compensation plan prohibits re-pricing
of stock options.

2025 CALERES PROXY STATEMENT	45

Compensation Discussion and Analysis

What are the compensation levels for 2025?

In March 2025, the Committee reviewed the Company’s executive compensation, including the metrics and targets used in calculating the performance-based elements of the compensation mix. In making its executive compensation decisions, the Committee considered both the Company’s performance in 2024 and the Company’s executive compensation objectives and philosophy described above under “Executive Summary — Executive Compensation Objectives and Philosophy.” The Committee made the following determinations with respect to 2025 compensation:

ª	With the exception of Mr. Schmidt and Mr. Friedman, the Committee decided not to provide increases in base salaries to our NEOs in 2025.

ª

The annual incentive plan is based upon achieving Adjusted OE as the primary metric and Net Sales as the accelerator/decelerator for the consolidated annual incentive plan and for revenue producing units, These metrics are intended to incent executives to increase profitable revenue growth. Additionally, plans for division presidents will be weighted 70% for their respective division plans and 30% for consolidated results.

ª

The Committee approved the 2025 annual grants of restricted stock with 3-year graded vesting (50% after 2 years and 50% after 3 years) in order to remain competitive and promote retention of our valued executive talent.

ª

The Committee approved the long-term performance award design for 2025-2027, which will be divided into four (4) distinct measurement periods, will have financial performance targets for each measurement period set near the beginning of the applicable period, and can be earned and banked in each year that the financial measures are met. The Company will use Adjusted EPS as the primary metric and ROIC as the modifier to ensure that the Company’s long-term focus remains on increasing profitable growth and returns on its investments. For the long-term performance awards granted in 2025, the Committee approved a threshold payout opportunity of 30% and a maximum payout opportunity of 200% for each performance period. The fourth measurement period is based upon strategic initiatives which are individualized by participant. Awards, if earned, under the 2025-2027 plan will be paid out in cash.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that is designed to encourage and reward our executives for superior performance and drive long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective while also minimizing any effect of Section 162(m) of the Internal Revenue Code to the extent reasonable and practicable. In general, Section 162(m) provides for an annual $1.0 million limitation on the deduction an employer may claim for compensation of executive officers.

In 2024, compensation exceeded the annual $1.0 million limitation under Section 162(m) as follows: for Ms. Sullivan by $14,895,584, Mr. Schmidt by $4,083,020, Mr. Friedman by $770,043, Mr. Edwards by $981,700 and Mr. Calandra by $334,905. As such, the Company was not able to deduct those excess amounts for tax purposes.

CULTURE, COMPENSATION AND PEOPLE COMMITTEE REPORT

The Culture, Compensation and People Committee of the board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Culture, Compensation and People Committee

Wenda Harris Millard, Chair

Kyle F. Gendreau

Lori H. Greeley

Bruce K. Thorn

46

Executive Compensation

SUMMARY COMPENSATION

The following summary compensation table shows the compensation paid for 2024 to Mr. Schmidt, Mr. Calandra and the other three (3) most highly compensated executive officers who were serving as executive officers as of February 1, 2025, (our “NEOs”). Additional information for 2022 and 2023 is provided for the NEOs who were also NEOs for those years. The Company has entered into an employment agreement with Ms. Sullivan and executive severance agreements with each of the NEOs, which provide for payments upon certain termination events and include a non-compete covenant by the NEO.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)(6)	Total
John W. Schmidt President and Chief Executive Officer	2024	$1,137,500	$ —	$5,250,049	$—	$1,208,900	$608,736	$91,054	$8,296,239
	2023	$1,067,308	$—	$4,000,038	$—	$2,020,407	$611,206	$105,564	$7,804,523
	2022	$769,231	$—	$2,460,012	$—	$1,231,200	$141,333	$16,390	$4,618,166
Jack P. Calandra Senior Vice President and Chief Financial Officer	2024	$640,000	$—	$1,150,015	$—	$631,925	$—	$33,539	$2,455,479
	2023	$652,308	$—	$1,150,012	$—	$353,952	$—	$35,295	$2,191,567
	2022	$246,154	$75,000	$525,048	$—	$429,626	$—	$5,907	$1,281,735
Diane M. Sullivan Executive Chair	2024	$500,000	$—	$—	$—	$3,461,850	$20,611	$184,813	$4,167,274
	2023	$815,385	$—	$—	$—	$6,016,661	$28,712	$327,184	$7,187,942
	2022	$1,184,615	$—	$6,828,768	$—	$3,672,000	$1,858,607	$218,203	$13,762,193
Michael R. Edwards Division President— Famous Footwear	2024	$615,000	$—	$1,000,019	$—	$595,988	$—	$26,826	$2,237,833
	2023	$623,077	$—	$1,150,012	$—	$595,810	$1,814	$32,663	$2,403,376
	2022	$584,615	$—	$525,000	$—	$613,846	$—	$9,380	$1,732,841
Daniel R. Friedman Chief Sourcing and Supply Chain Officer	2024	$507,000	$—	$552,040	$—	$278,047	$324,009	$30,438	$1,691,534
	2023	$513,000	$—	$506,004	$—	$902,116	$342,224	$32,470	$2,295,814
	2022	$492,000	$—	$325,500	$—	$526,071	$(51,306)	$13,080	$1,305,345

(1)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan and which are reported in the Non-Qualified Deferred Compensation Table.

(2)

Amounts in this column reflect, for each year presented, the aggregate grant date fair value for awards of restricted stock and long-term performance awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 without regard to potential forfeitures and do not necessarily correspond to the actual value that will be realized by the NEOs. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance shares granted, estimated by management at the time of grant as being probable of payout at target level. For additional information on stock awards, see Note 15 to our audited consolidated financial statements on Form 10-K. The aggregate grant date fair value of the performance awards granted in stock during the respective performance periods of 2024 and 2023 at maximum payout would be as follows: Mr. Schmidt — $3,000,016, $2,000,019; Mr. Calandra — $690,009, $690,016; Ms. Sullivan — $0, $0; Mr. Edwards — $540,013, $690,016; Mr. Friedman — $276,020, $253,002; The 2022 performance awards were granted in cash. For more information on the performance awards reflected in this column, refer to Note 4 in the “Grant of Plan-Based Awards” table below. The long-term performance awards are also described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2024? — Long-Term Compensation”.

(3)

The Non-Equity Incentive Plan Compensation column includes the actual amounts paid for the annual incentive plan awards approved annually in March. The annual incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2024? – Annual Incentive Plan Awards.” The Non-Equity Incentive Plan Compensation column reflects the long-term performance awards earned at the end of 2024 and paid in 2025. The long-term incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2024? – Long Term Compensation.”

(4)

The NEOs participate in the Company’s qualified defined benefit Pension Plan and a non-qualified, unfunded SERP upon completion of 12 months of service (except Messrs. Calandra and Edwards, who do not participate in the SERP) and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred. The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are an estimate of the increase in the actuarial present value of the retirement accrued benefit as of the later of age 65 or January 31, 2025 (the last business day of fiscal 2024) under the Company’s tax-qualified pension plan and of the accrued benefit commencing at the earliest age that an unreduced benefit is available under the SERP. The change in actuarial value reflects an increase in value due to an additional year of credited service, an increase in compensation level, an increase in the participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2024, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation.

2025 CALERES PROXY STATEMENT	47

Executive Compensation

(5)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

NAME	Company 401(k) Plan Match	Company NonQualified Restoration Plan	Financial and Tax Planning Services	Other(a)	Total
John W. Schmidt	$10,350	$52,460	$28,244	$ —	$91,054
Jack P. Calandra	10,350	19,469	2,895	825	$33,539
Diane M. Sullivan	10,350	—	30,000	144,463	$184,813
Michael R. Edwards	10,350	12,157	4,319	—	$26,826
Daniel R. Friedman	10,350	16,268	870	2,950	$30,438

(a)

Amount includes incremental cost of complimentary products, matches of charitable giving to qualified institutions and personal use of the Company’s aircraft. The amount attributable to Ms. Sullivan for personal use of the Company’s aircraft is $139,463. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included.

(6)

In addition to the personal benefits identified in Note 5, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which are not reflected in this table. The Company also purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, there is no aggregate incremental cost to us when a NEO uses these tickets for personal purposes.

GRANTS OF PLAN-BASED AWARDS

The Committee generally grants awards under its incentive and stock compensation plan at its first meeting of each year in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to the incentive and stock compensation plans, the Committee granted both cash and equity incentive awards during 2024, consisting of the annual incentive plan awards, the long-term performance awards and time-vested restricted stock. Information about the 2024 annual incentive plan awards is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2024? — Annual Incentive Plan Compensation.” Additional information about plan-based awards granted in 2024 is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2024? — Long-Term Compensation.” The following table provides information with respect to awards granted to the NEOs during the past year under the 2022 Plan:

Grants of Plan-Based Awards

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
NAME/AWARD	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Schmidt Annual Incentive 3 Year Perf. Award Restricted Stock
			$742,500	$1,485,000	$2,970,000
	3/21/2024	3/13/2024				21,925	73,082	73,082		$3,000,016
	3/21/2024	3/13/2024							54,812	$2,250,033
Jack P. Calandra Annual Incentive 3 Year Perf. Award Restricted Stock
			$240,000	$480,000	$960,000
	3/21/2024	3/13/2024				5,043	16,809	16,809		$690,009
	3/21/2024	3/13/2024							11,206	$460,006
Diane M. Sullivan Annual Incentive
			$—	$—	$—	—	—	—	—	—
Michael R. Edwards Annual Incentive 3 Year Perf. Award Restricted Stock
			$230,625	$461,250	$922,500
	3/21/2024	3/13/2024				3,947	13,155	13,155		$540,013
	3/21/2024	3/13/2024							11,206	$460,006
Daniel R. Friedman Annual Incentive 3 Year Perf. Award Restricted Stock
			$190,125	$380,250	$760,500
	3/21/2024	3/13/2024				2,017	6,724	6,724		$276,020
	3/21/2024	3/13/2024							6,724	$276,020

(1)

These columns show the range of cash payouts under the annual incentive plan award for 2024. For NEOs included in the consolidated plan, the annual incentive award payouts are based on achievement of Adjusted OE as the primary metric and Net Sales potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). For NEOs included in a

48

Executive Compensation

division plan, the payouts are based on the achievement of Adjusted OE as the primary metric with the achievement of Net Sales potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted OE level and Net Sales for NEOs in the consolidated plan, and Adjusted OE and Net Sales for those NEOs in division plans, the award is payable at a minimum of 50% of the target award amount; and the maximum payout is 200% of the target award amount. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2024? – Annual Incentive Plan Awards” in the CD&A. The amounts set forth for the annual incentive plan award were based on the NEO’s base salary in effect at the date of grant although payment of any earned award (as shown in the Summary Compensation Table) was based on the NEO’s salary in effect during the year.

(2)

These columns include the range of share payouts under the 2024-2026 long-term performance award approved by the Committee in March 2024. The 2024-2026 long-term performance award is payable in shares for performance from threshold through target level and in cash for performance in excess of the target level. The award is divided into four distinct measurements — fiscal 2024, fiscal 2025, fiscal 2026 and the achievement of individual strategic initiatives — each having equal weight. To the extent the Company’s performance exceeds the minimum performance criteria (Adjusted EPS), in each of the fiscal measurement periods the award will payout. Payout of the awards is also dependent on performance achieved for the second metric, Adjusted ROIC. This metric works to adjust the award by up to 10% or down by up to 10%, but in no instance greater than 200% of target, for each of the individual measurement periods. If the performance plan’s financial goals are achieved in any measurement period, that amount is earned and “banked” for payment at the end of the three- year period, assuming the service period is met. The maximum cash payout for achievement over target is as follows: Mr. Schmidt $3,000,000, Mr. Calandra $690,000, Ms. Sullivan $0, Mr. Edwards $540,000, and Mr. Friedman $276,000. This award is subject to a clawback provision as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2024? — Long-Term Compensation” in the CD&A.

(3)	The restricted stock grants have graded vesting, 50% at two years and 50% at three years from the grant date.

(4)

Grant date fair value for awards is calculated by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date. This value does not reflect estimated forfeitures or awards actually forfeited during the year. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions.

2025 CALERES PROXY STATEMENT	49

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of February 1, 2025, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards

								Equity Incentive Plan
NAME	Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John W. Schmidt	3/17/2022					22,500	429,075
	1/13/2023					27,672	527,705
	3/16/2023					86,506	1,649,669
	3/21/2024					54,812	1,045,265
	Perf 2023-25							86,506	1,649,669
	Perf 2024-26							73,082	1,393,674
Total						191,490	3,651,714	159,588	3,043,343
Jack P. Calandra	9/12/2022					9,825	187,363
	3/16/2023					19,896	379,417
	3/21/2024					11,206	213,698
	Perf 2023-25							29,845	569,144
	Perf 2024-26							16,809	320,548
Total						40,927	780,478	46,654	889,692
Diane M. Sullivan	3/17/2022					105,000	2,002,350
	1/13/2023					31,807	606,559
Total						136,807	2,608,909
Michael R. Edwards	3/17/2022					12,500	238,375
	3/16/2023					19,896	379,417
	3/21/2024					11,206	213,698
	Perf 2023-25							29,845	569,144
	Perf 2024-26							13,155	250,866
Total						43,602	831,490	43,000	820,010
Daniel R. Friedman	3/17/2022					5,500	104,885
	3/16/2023					10,943	208,683
	3/21/2024					6,724	128,227
	Perf 2023-25							10,943	208,683
	Perf 2024-26							6,724	128,227
Total						23,167	441,795	17,667	336,910

(1)

Grants of restricted stock have graded vesting, 50% after year 2 and 50% after year 3. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on February 1, 2025 will vest (or have vested) as follows:

GRANT DATE	Vesting Schedule
3/17/2022	50% on 3/17/2024, 50% on 3/17/2025
9/12/2022	50% on 9/12/2023, 50% on 9/12/2024
1/13/2023(a)	50% on 1/13/2025, 50% on 1/13/2026
1/13/2023(b)	50% vest on the date of the Company’s annual meeting of shareholders in May 2024, and 50% vest on the date of the Company’s annual meeting of shareholders in May 2025
3/16/2023	50% on 3/16/2025, 50% on 3/16/2026
3/21/2024	50% on 3/21/2026, 50% on 3/21/2027

(a)	For Mr. Schmidt

(b)	For Ms. Sullivan

50

Executive Compensation

(2)

The fiscal year-end market value of unvested restricted stock or units is calculated by multiplying the number of unvested shares by $19.07, the closing price for our stock on January 31, 2025, the last trading day of our fiscal 2024.

(3)

Performance share awards granted in 2024 vest upon completion of the performance period, and the amount of shares ultimately earned depends on whether we have met applicable performance criteria up to a maximum of 100% of target.

OPTION EXERCISES AND STOCK VESTED

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares or units during 2024, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax. During 2024 no options were exercised.

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares or Units Acquired on Vesting
NAME	Restricted Stock	Performance Shares or Units	Value Realized on Vesting(1)
John W. Schmidt	$59,172	—	$1,783,044
Jack P. Calandra	9,825	—	305,754
Diane M. Sullivan	241,807	—	9,282,966
Michael R. Edwards	19,167	—	742,205
Daniel R. Friedman	9,500	—	368,015

(1)

The values shown for restricted stock and performance shares or units were calculated by multiplying the number of shares or units earned at vesting by the average of the high and low prices of our stock on the vesting date. The value realized has not been reduced to reflect shares or units that were withheld to pay taxes and were not issued to the NEO.

RETIREMENT PLANS

Pension Plan

All hourly associates earn pension benefits under a formula using a flat dollar rate and years of service ($40 per month x years of service, up to 30 total years). For all salaried associates, Pension Plan benefits were frozen on December 31, 2018, with future retirement benefits to be earned through a 401(k) plan, unless the salaried associate met certain grandfathering criteria on December 31, 2018. Salaried associates who were participants in the Pension Plan and were at least age 55 with 10 years of service, or age 60 with 5 years of service as of December 31, 2018, are considered grandfathered. Grandfathered associates continue to earn benefits under the Pension Plan formula in effect prior to December 31, 2018. Of our NEOs, Mr. Schmidt, Ms. Sullivan, and Mr. Friedman are grandfathered and continue earning pension benefits. Mr. Edwards is not grandfathered and, therefore, his qualified Pension Plan benefit was frozen as of December 31, 2018, and Mr. Calandra is not eligible to participate in the Pension Plan. All salaried Pension Plan participants who have completed five total years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55 with 10 years of service. If the Pension Plan participant retires between the ages of 55 and 65 with at least 10 years of service, he or she is eligible for the greater of i) a subsidized monthly early retirement pension of the benefit accrued on December 31, 2015 that is reduced 1/15 for each of the first five (5) years and 1/30 for each of the next five years that benefit commencement precedes age 65 and ii) a monthly early retirement pension which is actuarially equivalent to the accrued benefit through termination of employment payable at age 65.

For grandfathered salaried associates, the amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service and the participant receives the larger of the December 31, 2015 accrued benefit and the benefit calculated under the current plan provisions using years of service and pay history through termination. Generally, a participant receives credit for one year of service for each 365 days of employment as an eligible employee with the Company commencing after their date of participation in the Pension Plan, up to 30 years. A service credit of 0.825% is applied to that portion of the average annual salary for the last 10 years that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those 10 years that exceeds said level. For the benefit accrued on December 31, 2015, service under the plan commenced at the date of hire and a 35-year service cap and an average annual salary for the five highest consecutive years during the last 10 year period were used in the benefit formula.

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Executive Compensation

Annual earnings covered by the Pension plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code, including among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($350,000 in 2025 and $345,000 in 2024).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, 50%, 75% or 100% joint and survivor annuity, 10 year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (“SERP”)

Certain key management employees who are participants in the Pension Plan, including the 2024 NEOs with the exception of Messrs. Calandra and Edwards, are also eligible to participate in the SERP. The purpose of the SERP is to provide benefits to certain highly paid Pension Plan participants whose benefits under the Pension Plan are adversely affected by benefit limitations imposed by the Internal Revenue Code. More specifically, the Internal Revenue Code limits the amount that may be paid from the Pension Plan ($280,000 in 2025 and $275,000 in 2024) to an individual and the amount of pay that can be used to calculate the Pension Plan benefit ($350,000 in 2025). For this reason, the Company maintains the SERP to restore benefits lost under the Pension Plan due to qualified plan limitations imposed by the Internal Revenue Code. In general, the SERP provides eligible employees a lump sum benefit actuarially equivalent to the difference between the amount payable under the Pension Plan and the amount they would have received under the Pension Plan without regard to the limits described above. The SERP is unfunded and all payments are made from general assets. Accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

SERP participants that entered the plan prior to January 1, 2006 (“SERP Grandfathered Participants”) are entitled to the executive benefit under the plan (the “Executive SERP”) and receive certain enhanced benefits, including: (i) an increased service credit rate (1.465% instead of 1.425%), (ii) an unreduced early retirement benefit at age 60, provided the participant has at least 10 years of service, and (iii) an increased death benefit (100% in the event of death after age 55 instead of 50%). Ms. Sullivan is a SERP Grandfathered Participant under the Executive SERP, and is eligible for the enhanced benefits described above and is eligible for an unreduced early retirement benefit. In November 2022, the Committee froze the Executive SERP and Ms. Sullivan is no longer accruing additional benefits under the SERP.

Upon a change in control, all vesting requirements are waived and SERP participants receive an actuarially equivalent lump sum as if they retired on the effective date of the change in control. Change in control benefits are paid within 30 days after the change in control regardless of whether the participant remains employed. Pursuant to certain severance agreements, if a participant terminates employment after a change in control, the participant will be credited with up to three (3) additional years of service under the SERP. The definition of a “change in control” for purposes of the SERP is the same as the definition in the executive severance agreements, described in the section “Payments on Termination and Change in Control.”

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Executive Compensation

Pension Benefits Table

The table below quantifies the present value of the benefits payable under the Company’s two (2) defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of February 1, 2025.

Pension Benefits Table

NAME	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)
John W. Schmidt(4)	Pension Plan	16	$603,883	(1)	—
	SERP	16	$2,525,163	(2)	—
Diane M. Sullivan(4)	Pension Plan	21	$809,377	(1)	—
	SERP	19	$8,007,823	(2)	—
Michael R. Edwards	Pension Plan	11	$140,403	(1)	—
Daniel R. Friedman(4)	Pension Plan	18	$673,465	(1)	—
	SERP	18	$1,331,043	(2)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:

•

each participant’s benefit commences at age 65 or January 31, 2025, if later, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2025, using a discount rate of 5.80%; and

•	post-retirement mortality based on the PRI-2012 Bottom Quartile projected forward with generational Scale MP-2021.

(2)

For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2025, using a discount rate of 5.80%, and post-retirement mortality based on the unisex mortality table published by the IRS for that calendar year.

(3)

The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.

(4)

Three of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of February 1, 2025, then in lieu of the amounts shown in this table, they would have been eligible for a lump-sum payment from the SERP in the following approximate amounts: Mr. Schmidt — $2,682,437, Ms. Sullivan — $8,007,823, and Mr. Friedman — $1,413,907. This lump sum would not be payable until August 1, 2025 and would also include interest for the six month delay in payment. All lump-sum payments are calculated based on the 2025 unisex mortality table published by the IRS and interest rates of 4.42% for annuity payments due during the first five years; 5.04% for annuity payments due during the next 15 years; and 5.46% for annuity payments due after 20 years.

NON-QUALIFIED DEFERRED COMPENSATION

Selected key executives, including the NEOs, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three (3) years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available under our 401(k) Plan. Accordingly, above market earnings will not result under this plan. In 2024, the rate of return for this account was 11.87%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while participants are still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and are subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six (6) months after such date.

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Executive Compensation

The following table shows contributions and earnings during 2024 and the account balances as of January 31, 2025 (the last business day of 2024), for our NEOs under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

NAME	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
John W. Schmidt	—	$52,460	—	—	—
Jack P. Calandra	—	$19,469	—	—	—
Diane M. Sullivan	—	—	—	—	—
Michael R. Edwards	—	$12,157	—	—	—
Daniel R. Friedman	$32,760	$16,268	$103,298	—	$1,006,561

(1)	This amount represents the executive’s contributions, if any, during 2024. Such executive contributions, if any, are included in the “Salary” column in the Summary Compensation Table for fiscal 2024.

(2)

Contributions to our nonqualified Restoration Plan consist of Company contributions that would have otherwise been contributed to the named executive officer’s 401(k) plan account but for limitations imposed by the IRC. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table”.

PAYMENTS ON TERMINATION AND CHANGE IN CONTROL

Under the 2017 Plan and 2022 Plan, a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

The 2017 and 2022 Plans contain “single trigger” provisions in the event of a change in control. Thus, the Plans provide that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest, and outstanding incentive awards will be payable at the target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

Except with respect to Ms. Sullivan, who entered into an employment agreement with the Company upon becoming Executive Chair as of January 15, 2023, the Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These severance agreements provide that if the NEO is terminated by the Company without cause or, following a change in control, either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plan, retirement plan and SERP.

Additional Benefits on Termination and Change in Control

If an NEO voluntarily leaves his or her employment, no additional or accelerated benefits are available. The following table shows the types of additional or accelerated benefits that are triggered by a change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under the 2017 and 2022 Plans is provided in the preceding section.

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Executive Compensation

Additional Benefits on Termination and Change in Control (CIC)

	Involuntary Termination Not for Cause	Death	Permanent Disability	Retirement	Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only
Cash Severance	1x or 2x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None			2x or 3x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None
Annual Incentive	Prorated annual incentive for the year of termination, if earned	None			Prorated annual incentive for the year of termination, if earned	Payment based on target as to outstanding award prorated to CIC.
Stock Option	Accelerate 1 or 2 years vesting	Forfeit unvested			Accelerate all
Restricted Stock	Accelerate 1 or 2 years vesting	Accelerate all	Accelerate all	Subject to Committee approval	Accelerate all
Long-Term Incentive	Forfeit	At end of performance period for each Long-Term Incentive, payout based on performance achieved prorated for time served, subject to approval by the Committee			Payout based on target as to all outstanding awards, prorated for time served prior to CIC
SERP	Lump sum value of:
	Benefit based on actual pay and years of service		Not payable until subsequent retirement, death or termination of employment	Benefits based on actual pay and years of service	2 or 3 years extra credited service	Benefits based on actual pay and years of service
Benefit based on age at termination

If under age 60, (for pre — 2006 participants only), a lump sum is paid equal to the actuarial equivalent value of the full benefit that would be payable at age 60. If under age 55 (for post — 2005 participants only), a lump sum is paid equal to the actuarial equivalent value of the reduced benefit that would be payable at age 55.

	Payable only if vested (5 years)				Accelerates vesting
	Payable 6 months after termination (30 days after death)				Payable 30 days after CIC
Nonqualified Restoration Plan	None	Vested balance payable in a lump sum			Vested balance payable in a lump sum
Welfare Benefits	12 to 24 months medical/dental	N/A			24 or 36 months medical/dental	N/A
Outplacement	Available	N/A			Available	N/A
Tax Reimbursement	N/A				Modified available(1)	N/A

(1)

Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

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Executive Compensation

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 31, 2025 (the last business day of 2024), as well as the acceleration of unvested benefits upon a change in control. The termination scenarios covered by the table include voluntary termination following a change in control and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Payments under certain termination scenarios reflect acceleration of award rights under the 2017 and 2022 Plans or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. The NEOs would receive other benefits upon termination such as benefits available to all employees or benefits to which they were already entitled or vested in on such date, including amounts under our retirement programs and non-qualified deferred compensation plan. For information about these amounts, see the Outstanding Equity Awards as of Fiscal Year End; Retirement Plans and Non-Qualified Deferred Compensation sections.

Estimate of Payments Upon Termination and Change in Control Table

NAME(1)	Involuntary Termination Not for Cause	Death		Disability		Retirement		Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only
John W. Schmidt
Additional Payments on CIC or Termination
Annual Incentive-2024(2)	$1,552,500	$		$		$		$1,552,500		$1,552,500
Cash Severance(3)	5,405,000							8,107,500
Accelerated Equity(4)	3,007,659		3,510,011		3,510,011		3,510,011	3,510,011		3,510,011
Long-term Incentive(5)			2,603,634		2,603,634		2,603,634	2,603,634		2,603,634
Additional SERP Benefits(6)								403,173
NQDC Beneift(6)			52,460		52,460		—	52,460		52,460
Medical/Outplacement(7)	26,169							26,169
Tax Reimbursement(8)								N/A
Total	$9,991,328		$6,166,105		$6,166,105		$6,113,645	$16,255,447		$7,718,605
Diane M. Sullivan
Additional Payments on CIC or Termination
Annual Incentive-2024(2)	$—	$		$		$		$—	$
Cash Severance(3)	150,685							150,685
Accelerated Equity(4)	2,507,672		2,507,672		2,507,672		—	2,507,672		2,507,672
Long-term Incentive(5)	3,150,000		3,150,000		3,150,000		—	3,150,000		3,150,000
Additional SERP Benefits(6)								—
NQDC Beneift(6)			—		—		—	—		—
Medical(7)	8,376							8,376
Tax Reimbursement(8)								N/A
Total	$5,816,733		$5,657,672		$5,657,672		$—	$5,816,733		$5,657,672
Jack Calandra
Additional Payments on CIC or Termination
Annual Incentive-2024(2)	$480,000	$		$		$		$480,000		$480,000
Cash Severance(3)	2,240,000							3,360,000
Accelerated Equity(4)	647,489		750,192		750,192		750,192	750,192		750,192
Long-term Incentive(5)			466,382		466,382		466,382	466,382		466,382
Additional SERP Benefits(6)								—
NQDC Beneift(6)			19,469		19,469		—	19,469		19,469
Medical/Outplacement(7)	20,575							23,362
Tax Reimbursement(8)								N/A
Total	$3,388,064		$1,236,043		$1,236,043		$1,216,574	$5,099,405		$1,716,043

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Executive Compensation

NAME(1)	Involuntary Termination Not for Cause	Death		Disability		Retirement		Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only
Michael Edwards
Additional Payments on CIC or Termination
Annual Incentive-2024(2)	$461,250	$		$		$		$461,250	$461,250
Cash Severance(3)	1,076,250							2,152,500
Accelerated Equity(4)	411,472		799,225		799,225		799,225	799,225	799,225
Long-term Incentive(5)			1,020,083		1,020,083		1,020,083	1,020,083	1,020,083
Additional SERP Benefits(6)								—
NQDC Beneift(6)			12,157		12,157		—	12,157	12,157
Medical/Outplacement(7)	25,875							31,313
Tax Reimbursement(8)								N/A
Total	$1,974,847		$1,831,465		$1,831,465		$1,819,308	$4,476,528	$2,292,715
Daniel R. Friedman
Additional Payments on CIC or Termination
Annual Incentive-2024(2)	$380,250	$		$		$		$380,250	$380,250
Cash Severance(3)	1,774,500							1,774,500
Accelerated Equity(4)	201,108		363,016		363,016		363,016	363,016	363,016
Long-term Incentive(5)			427,807		427,807		427,807	427,807	427,807
Additional SERP Benefits(6)								234,515
NQDC Beneift(6)			16,268		16,268		—	16,268	16,268
Medical/Outplacement(7)	25,875							36,751
Tax Reimbursement(8)								—
Total	$2,381,733		$807,091		$807,091		$790,823	$3,233,106	$1,187,341

(1)

The post-termination benefits available to Ms. Sullivan are governed by her Employment Agreement (effective as of January 15, 2023) and her Award Agreements. The benefits available to Messrs. Schmidt, Calandra, Edwards, and Friedman are governed by their executive severance agreements. The terms of such agreements are described in detail below under “Executive Severance Agreements.”

(2)

The payment for the Annual Incentive — 2024 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to proration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)

The executive severance agreements provide for a severance payment equal to either one or two times the sum of salary plus bonus. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus. Ms. Sullivan’s Employment Agreement provides for the continuation of base salary through the end of her defined term (the annual meeting in 2025).

(4)

Accelerated Equity reflects the value of restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 31, 2025, the last business day of fiscal year 2024. Under the 2017 and 2022 Plans, all restricted stock awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, disability, retirement at age 65, or early retirement with prior approval of the Compensation Committee. Messrs. Calandra and Edwards are the only NEOs who are not currently retirement eligible. Ms. Sullivan will forfeit unvested equity if she retires before the end of her defined term.

(5)

Under the terms of the 2017 and 2022 Plans, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2022 - 2024, 2023 - 2025, and 2024 - 2026 awards. Our 2017 and 2022 Plans also provides that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award. The 2022 awards were granted as performance cash, rather than equity. Ms. Sullivan will forfeit unvested equity if she retires before the end of her defined term.

(6)

A change in control results in an enhanced early retirement benefit under the SERP for pre-2006 participants. If there is an involuntary or good reason termination within 24 months after a change of control, then each qualified participant is credited with either two or three years of additional service. Under the NQDC Plan, an active participant shall be fully vested in all employer credits upon death, disability, age 65, or a change in control event.

(7)

The executive severance agreements provide for medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage or 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $15,000 for outplacement services. Ms. Sullivan does not receive outplacement benefits under her new Employment Agreement.

(8)

Mr. Friedman’s executive severance agreement provides that upon a termination following a change in control, he will receive a tax reimbursement payment if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax. In this case, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 21%, a state tax rate of 10.9% for New York residents, and a FICA rate of 7.65%.

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Executive Compensation

Executive Severance Agreements

With the exception of Ms. Sullivan, whose employment agreement was entered into as of January 15, 2023, the executive severance agreements with our NEOs have up to a three-year term and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Mr. Schmidt was entered into as of June 14, 2018, the agreement for Mr. Calandra was entered into as of September 12, 2022, the agreement for Mr. Edwards was entered into January 31, 2022 and the agreement for Mr. Friedman was entered into as of April 1, 2009 and was amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control. The executive severance agreements provide that if the executive is terminated by the Company for any reason other than for cause, death or disability at any time or by the executive within 90 days after the occurrence of good reason, the executive will be entitled to receive:

ª

a lump-sum cash payment equal to up to 200% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target annual cash incentive for the year of termination;

ª

a cash payment equal to the executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

ª	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

ª	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

ª	outplacement services.

The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control. The executive severance agreements provide benefits following a change in control which are based on a double-trigger; that is, there must be (a) a change in control and (b) within a certain period of time there must be an involuntary termination of employment.

ª

lump-sum cash payment equal to up to 300% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target bonus for the year of termination;

ª	a cash payment equal to the executive’s prorated annual cash incentive for the year of termination;

ª	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional six months of coverage;

ª	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

ª	outplacement services;

ª	additional two or three years of credited service under the SERP; and

ª

For Mr. Friedman only, tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

58

Executive Compensation

If an executive is terminated within 24 months of a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions. A “change in control” for purposes of the executive severance agreements generally consists of any of the following

ª	any person or entity acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

ª	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

ª

the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally means any of the following Company actions without the executive’s written consent:

ª	a reduction in then-current base salary;

ª	a reduction in status, position, responsibilities or duties;

ª	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

ª	a material increase in the amount of time the executive is required to travel on behalf of the Company;

ª	the failure of any successor of the Company to assume the severance agreement; or

ª	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

ª	willful misconduct which is materially injurious to the Company;

ª	fraud, material dishonesty or gross misconduct in connection with the business of the Company or conviction of a felony;

ª	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

ª	illegal use of a controlled substance or using prescription medications unlawfully; or

ª	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

2025 CALERES PROXY STATEMENT	59

Executive Compensation

CEO PAY RATIO
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee. Our CEO, Mr. Schmidt, had annual total compensation of $8,296,239 as reflected in the Summary Compensation Table above. Using January 28, 2023, as our measurement date and excluding our CEO, we determined our comparable median employee taking into account all full-time, part-time, seasonal and temporary employees, which resulted in a total of 9,300 employees. Because of the nature of our business, which has significant retail operations, a large number of our employees (approximately 45%) are part-time, temporary or seasonal. We further used a consistently applied compensation measure of total cash compensation including base salary (annualized for all employees who had less than a full year of service during 2022) and all cash bonuses and incentive pay. In 2024, there has been no change in our employee population and were no material changes to our compensation or employment practices that would have impacted the calculation of the pay ratio, and as a result we did not perform a new calculation to determine the median employee. Our designated median employee’s employment status did, however, change as that associate is no longer employed. As a result, and as permitted by the applicable rules, we substituted a substantially similar employee for purposes of calculating the annual total compensation of our median employee. The annual total compensation of our median employee as of February 1, 2025 was $29,801. Based on this, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 278:1.
PAY VERSUS PERFORMANCE
As set forth in the CD&A above, the Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of our financial, operations and strategic goals and to align our executive compensation with the interests of our shareholders and the value of their investment in the Company. The following table sets forth add it
ional compensation information for our NEOs for fiscal years 2024, 2023, 2022, 2021, and 2020.

							Value of Initial Fixed $100 Investment Based on:
	Summary Compensation Table Total for CEO (Sullivan) (1)	Summary Compensation Table Total for CEO (Schmidt) (1)	Compensation Actually Paid to CEO (Sullivan) (2)	Compensation Actually Paid to CEO (Schmidt) (2)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (2)(3)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Earnings ($ in thousands)	Adjusted Earnings Per Share (5)
2024	N/A	$8,296,239	N/A	$2,499,698	$2,638,030	$1,775,539	$114.03	$143.46	$106,097	$3.30
2023	N/A	7,804,523	N/A	9,753,186	3,519,675	4,411,043	196.95	112.71	171,832	4.18
2022	13,762,193	4,618,166	13,759,794	5,068,471	2,108,075	1,774,564	153.21	102.94	179,695	4.52
2021	10,196,791	N/A	15,891,788	N/A	2,013,911	2,831,096	139.11	108.80	138,163	4.29
2020	2,929,336	N/A	1,940,962	N/A	1,062,235	617,092	89.92	92.59	(438,994)	(1.40)

(1)	The dollar amounts reported are the amounts of total compensation reported for our CEO in the Summary Compensation Table.

60

Executive Compensation

(2)
The dollar amounts reported represent the amount of compensation actually paid (“CAP”), as computed in accordance with SEC rules, for our CEO. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable years, but include (i) the year-end
value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year, and (iii) certain pension-related costs. The following table details the adjustments to the Summary Compensation Table total pay for our CEO, as well as the average for our other NEOs to determine compensation actually paid.

	CEO						Non-CEO NEO Average
	2024	2023	2022		2021	2020	2024	2023	2022	2021	2020
			Sullivan	Schmidt
Summary Compensation Table Total	$8,296,239	$7,804,523	$13,762,193	$4,618,166	$10,196,791	$2,929,336	$2,638,030	$3,519,675	$2,108,075	$2,013,911	$1,062,235
Less: Reported Fair Value of Equity Awards	(5,250,049)	(4,000,038)	(6,828,768)	(2,460,012)	(5,054,175)	(1,184,813)	(675,519)	(701,507)	(512,945)	(373,323)	(373,472)
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	2,344,297	5,526,003	8,849,186	3,023,041	8,885,800	3,588,625	301,639	969,124	360,884	792,417	678,439
Add: Vesting Date Fair Value of Awards Granted in the Year	–	–	–	–	–	–	–	–	82,436	–	–
Add: Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(106,910)	133,395	(400,208)	(106,983)	581,300	(1,990,778)	436,547	(105,723)	3,390	86,490	(216,331)
Add: Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(2,364,681)	745,726	1,116,900	249,390	2,556,378	(524,600)	(893,802)	758,607	40,324	481,189	(60,024)
Subtract the Amount in Fair Value of Equity Awards Forfeited or Failed to Meet Applicable Vesting Conditions	–	–	(1,194,390)	(265,420)	(1,359,900)	(1,023,516)	–	–	(282,442)	(151,100)	(453,131)
Less: Change in Pension Value Reported in the Summary Compensation Table	(608,736)	(611,206)	(1,858,607)	(141,333)	(199,479)	(216,379)	(60,331)	(77,712)	(53,367)	(75,714)	(70,636)
Add: Pension Service Cost for Services Rendered during the Year	189,538	154,783	313,488	151,622	285,073	363,087	28,974	48,579	28,209	57,226	50,012
Compensation Actually Paid	$2,499,698	$9,753,186	$13,759,794	$5,068,471	$15,891,788	$1,940,962	$1,775,539	$4,411,043	$1,774,564	$2,831,096	$617,092

(3)
Fiscal year 2024 reflects compensation information for our NEOs, other than our CEO, as described in the CD&A of this proxy statement. Compensation information for our NEO’s other than our CEOs for prior fiscal years include the following: For fiscal year 2023 – Mr. Calandra, Ms. Sullivan, Mr. Edwards and Mr. Friedman; 2022 — Mr. Calandra, Kenneth H. Hannah, former Senior Vice President and Chief Financial Officer, Mr. Edwards, Mr. Friedman and Douglas W. Koch, Senior Vice President and Chief Human Resources Officer; Fiscal year 2021 — Mr. Schmidt, Mr. Hannah, Mr. Edwards and Mr. Friedman; and Fiscal year 2020 — Mr. Schmidt, Mr. Hannah, Mr. Edwards, Mr. Friedman and Molly P. Adams, former Division President — Famous Footwear.

(4)	Peer group reflects the same peer companies used in the performance graph in the Form 10-K as required under Item 201(e)(1)(ii).

(5)	Refer to Annex 1 for a reconciliation of GAAP earnings per share to adjusted earnings per share.
PAY-FOR-PERFORMANCE
ALIGNMENT
The following table identifies the four most important financial performance measures used by the Committee to link the CAP to our Chief Executive Officer (CEO) and other NEOs in 2024 to Company performance. The role of each of these performance measures in our NEOs’ compensation is set forth in the CD&A.
Financial Performance Measures
Adjusted Earnings Per Share
Return on Invested Capital
Operating Earnings
Net Sales

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Executive Compensation

The graphs below reflect the alignment between the CAP over the five-year period ended February 1, 2025 and the trends in the Company’s Total Shareholder Return (TSR), Net Earnings and Adjusted Earnings Per Share (Adjusted EPS) over the same period. In addition, the graph entitled CAP vs. Total Shareholder Return reflects the degree to which the Company’s TSR aligns with the TSR of its peers over the same period.

CAP vs. Total Shareholder Return
Compensation Actually Paid (in $millions)
Total Shareholder Return
$25
$20
$15
$10
$5
$0
-$5
-$10
$250
$200
$150
$100
$50
$0
2020
2021
2022
2023
2024
$1.9
$0.6
92.59
89.92
$15.9
$2.8
139.11
108.80
$13.8
$5.1
$1.8
153.21
102.94
0
$9.8
$4.4
196.95
112.71
0
$2.5
$1.8
$143.46
$114.03
CEO #1 Comp
CEO #2 Comp
Non CEO NEO Comp
CAL TSR
Peer TSR

CAP vs. Net Earnings
Compensation Actually Paid (in $millions)
Net Earnings (in $millions)
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
$350
$250
$150
$50
-$50
-$150
-$250
-$350
-$450
-$550
$1.9
$0.6
-$439.0
$15.9
$2.8
$138.2
$13.8
$5.1
$1.8
$179.7
0
$9.8
$4.4
$171.8
0
$2.5
$1.8
$106.1
2020
2021
2022
2023
2024
CEO #1 Comp
CEO #2 Comp
Non CEO NEO Comp
CAL Net Earnings

62

Executive Compensation

CAP vs. Adjusted EPS
Compensation Actually Paid (in $millions)
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
Adj. EPS
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
-$0.50
-$1.00
-$1.50
$1.9
$0.6
-$1.40
$15.9
$4.29
$2.8
$13.8
$4.52
$5.1
$1.8
0
$9.8
$4.4
$4.18
0
$2.5
$1.8
$3.30
2020
2021
2022
2023
2024
CEO #1 Comp
CEO #2 Comp
Non CEO NEO Comp
Adjusted EPS

2025 CALERES PROXY STATEMENT	63

PROPOSAL THREE

Approval, by Non-Binding Advisory Vote,

of the Company’s Executive Compensation

Section 14A of the Securities Exchange Act of 1934 requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the Culture, Compensation and People Committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the Culture, Compensation and People Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2024 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company performance without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide executive officers with a competitive level of compensation and (v) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and as further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 33 to 63 of this Proxy Statement.

ª Your Board of Directors recommends a vote “FOR” the approval, by non-binding advisory vote, of the Company’s executive compensation.

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Information About the Annual Meeting

PROXY STATEMENT

FOR THE CALERES, INC.

2025 ANNUAL MEETING OF SHAREHOLDERS

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2025 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 27, 2025. There were 34,092,540 shares of our common stock issued and outstanding on March 27, 2025.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 22, 2025, at our principal executive offices located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 10:30 a.m., Central Time.

What am I voting on?

We are aware of three (3) proposals to be voted on by shareholders at the annual meeting:

ª	The election of eleven (11) directors named in this proxy statement

ª	Ratification of the Company’s independent registered public accountants

ª	Approval of the Company’s executive compensation

Why haven’t I received a printed copy of the proxy or Annual Report on Form 10-K?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 10, 2025, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2024 Annual Report on Form 10-K online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on Form 10-K on the Internet by accessing our website at http://investor.caleres.com/financial-information/proxy-statements and http://investor.caleres.com/financial-information/annual-reports, respectively. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

ª	by Internet,

2025 CALERES PROXY STATEMENT	65

Information About the Annual Meeting

ª	by telephone,

ª	by mail, or

ª	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

What is the difference between holding shares as a “shareholder of record” or “registered holder” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank. The notice concerning our annual meeting and the availability of our proxy statement and 2024 Annual Report on Form 10-K have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

ª

Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting.

ª

Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

ª

Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants and “FOR” approval, by non-binding advisory vote, of the Company’s executive compensation. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those matters discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

If I hold my shares through a broker or bank, how do I vote?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

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Information About the Annual Meeting

Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relates to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

How do I vote if I am a participant in the Company’s 401(k) Plan?

If you are a participant in the Caleres, Inc. 401(k) Savings Plan, you may have certain voting rights with respect to shares of our common stock credited to your account in the plan. The common stock in the plan is held in the plan’s trust.

The plan provides you with voting rights based on the number of shares of common stock that were constructively invested in your plan account as of the close of business on the record date. We originally contributed these shares to the plan on your behalf as matching contributions. You may vote these shares in much the same way as registered stockholders vote their shares, but you have an earlier deadline. Your vote must be received by 11:59 p.m. Eastern Time on May 19, 2025. You may vote these shares by following the instructions provided on the Notice of Internet Availability of Proxy Materials and on the voter website www.proxyvote.com. If you requested a paper copy of the proxy materials, you also may vote by mail by signing, dating and returning the proxy/ voting instruction card included with those materials.

The plan trustee will submit one proxy to vote all shares of common stock in the plan. The trustee will vote the shares of common stock credited to participants submitting voting instructions in accordance with their instructions and will vote the shares of common stock in the plan for which no voting instructions were received in the same proportion as the final votes of all participants who actually voted. Please note that if you do not submit voting instructions for the shares of common stock in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares of common stock in the plan, you may not vote shares in person at the annual meeting.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 27, 2025, the record date. These shares include:

ª	Shares held directly in your name as the “shareholder of record,” and

ª	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, March 27, 2025, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

ª	Submit a valid, later-dated proxy,

ª	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

ª	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

2025 CALERES PROXY STATEMENT	67

Information About the Annual Meeting

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of eleven (11) director nominees named herein

The nominees who receive the most votes for the available positions will be elected with eleven (11) director positions available for a term expiring in 2026. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s independent registered public accountants

The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval, by non-binding advisory vote, of the Company’s executive compensation	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval, by non-binding advisory vote, of the Company’s executive compensation.
Other Matters	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

What is a broker non-vote and what effect does it have?

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

What is the effect of a “withheld” or “abstain” vote?

Shares that are “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares that are “abstain” and broker non-votes with respect to Proposals 2 and 3 or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted, and such proxies will not have any effect on such vote.

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Information About the Annual Meeting

What happens if a director does not receive a majority of the shares voted at the meeting?

If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the board of directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the board the action to be taken with respect to the tendered resignation. The board is required to determine whether to accept or reject the resignation, or to take other action, within 90 days of the date of the certification of election results.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC within four business days of the meeting. You can obtain a copy of the Form 8-K on our website at http://investor.caleres.com/financial-information/sec-filings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report on Form 10-K and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials.

If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

2025 CALERES PROXY STATEMENT	69

Other Matters

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Our bylaws provide that our annual meeting of shareholders shall be held on the fourth Thursday in May each year unless the board fixes a different date for the annual meeting. In order to be included in our proxy statement and proxy card for the 2026 annual meeting, we must receive a shareholder’s proposal by December 11, 2025 (120 days before the anniversary of the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2026 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2026 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (February 27, 2026) nor more than 120 days (January 28, 2026) prior to the date of the 2026 annual meeting as established in our bylaws. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at http://caleres.com/investors/corporate-governance. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

OTHER

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2024, we purchased policies of directors’ and officers’ liability insurance from Travelers Casualty & Surety Co. of America; Everest National Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Old Republic Professional Liability, Inc.; Beazley Insurance Company, Inc. and Travelers Insurance Company of Canada. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Caleres, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2025, are $884,372. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2024, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105, or you may access such report on the Company’s website at http://investor.caleres.com/ financial-information/annual-reports.

THOMAS C. BURKE

Senior Vice President, General Counsel and Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105

70

ANNEX I

Reconciliation of Adjusted Results (Non-GAAP)

NON-GAAP FINANCIAL MEASURES

In this proxy statement, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic operating earnings, net earnings and earnings per diluted share adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

RECONCILIATION OF OPERATING EARNINGS (LOSS) (GAAP BASIS) TO ADJUSTED OPERATING EARNINGS (LOSS) (NON-GAAP BASIS)

	(Unaudited)
	Fifty-Two Weeks Ended	Fifty- Three Weeks Ended	Fifty-Two Weeks Ended	Fifty- Three Weeks Ended	Fifty-Two Weeks Ended	Fifty- Three Weeks Ended	Fifty-Two Weeks Ended	Fifty- Three Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
	February 1,	February 3,	February 1,	February 3,	February 1,	February 3,	February 1,	February 3,
(THOUSANDS)	2025	2024	2025	2024	2025	2024	2025	2024
Operating earnings (loss)	$87,076	$123,838	$122,122	$145,459	$(59,342)	$(74,842)	$149,856	$194,455
Charges/Other Items:
Exit of Naturalizer retail store operations	—	—	4,216	—	—	—	4,216	—
Restructuring costs	639	—	2,127	—	185	—	2,951	—
Expense reduction initiatives	—	1,366	—	2,608	—	2,129	—	6,103
Total charges/other items	639	1,366	6,343	2,608	185	2,129	7,167	6,103
Adjusted operating earnings (loss)	$87,715	$125,204	$128,465	$148,067	$(59,157)	$(72,713)	$157,023	$200,558

2025 CALERES PROXY STATEMENT	A-1

Reconciliation of Adjusted Results (Non-GAAP)

RECONCILIATION OF NET EARNINGS AND DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS)

	(Unaudited)
	Fifty-Two Weeks Ended			Fifty-Three Weeks Ended			Fifty-Two Weeks Ended
	February 1, 2025			February 3, 2024			January 28, 2023
(THOUSANDS, EXCEPT PER SHARE DATA)	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share
GAAP earnings	$—	$107,255	$3.09	$—	$171,391	$4.80	$—	$181,742	$4.92
Charges/other items:
Exit of Naturalizer retail store operations	4,216	3,131	0.09	—	—	—	—	—	—
Restructuring costs	2,951	2,192	0.06	—	—	—	—	—	—
Pension settlement cost	2,716	2,017	0.06	—	—	—	—	—	—
Deferred tax valuation allowances	—	—	—	—	(26,654)	(0.75)	—	(17,374)	(0.47)
Expense reduction initiatives	—	—	—	6,103	4,532	0.13	—	—	—
Organizational changes	—	—	—	—	—	—	2,910	2,723	0.07
Total charges/other items	$9,883	$7,340	$0.21	$6,103	$(22,122)	$(0.62)	$2,910	$(14,651)	$(0.40)
Adjusted earnings		$114,595	$3.30		$149,269	$4.18		$167,091	$4.52

A-2

Sam Edelman

ALLEN 1922
EDMONDS
PORT WASHINGTON

NATURALIZER

VIONIC

FAMOUS
footwear™

CALERES

EST ✦ 1878

CALERES, INC. 8300 MARYLAND AVENUE ST. LOUIS, MO 63105 scan to View Materials & Vote VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 21, 2025 for shares held directly and by 11:59 P.M. ET on May 19, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 21, 2025 for shares held directly and by 11:59 P.M. ET on May 19, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V67983-P27296 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CALERES, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors [ ] [ ] [ ] Nominees: 01) Lisa A. Flavin 02) Brenda C. Freeman 03) Kyle F. Gendreau 04) Lori H. Greeley 05) Mahendra R. Gupta 06) Ward M. Klein 07) Steven W. Korn 08) Molly Langenstein 09) Wenda Harris Millard 10) John W. Schmidt 11) Bruce K. Thorn To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants. [ ] [ ] [ ] 3. Approval, by non-binding advisory vote, of the Company’s executive compensation. [ ] [ ] [ ] NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V67984-P27296 CALERES, INC. Annual Meeting of Shareholders May 22, 2025 10:30 AM Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoints John W. Schmidt, Jack P. Calandra and Thomas C. Burke, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Caleres, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 22, 2025 or any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” all of the nominees listed in Item 1 and “FOR” Items 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company. Continued and to be signed on reverse side